Exhibit 99.2

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Fiscal Years Ended June 30,
	2009	2008	2007
Net revenues:
Products	$6,704	$8,618	$8,771
Services	4,745	5,262	5,102

Total net revenues	11,449	13,880	13,873
Cost of sales:
Cost of sales-products	4,124	4,668	4,811
Cost of sales-services	2,594	2,757	2,797

Total cost of sales	6,718	7,425	7,608

Gross margin	4,731	6,455	6,265
Operating expenses:
Research and development	1,648	1,834	2,008
Selling, general and administrative	3,461	3,955	3,851
Restructuring charges and related impairment of long-lived assets	395	263	97
Impairment of goodwill and intangible assets	1,460	—	—
Purchased in-process research and development	3	31	—

Total operating expenses	6,967	6,083	5,956

Operating income (loss)	(2,236)	372	309
Gain on equity investments, net	8	32	6
Interest and other income (expense), net	(30)	135	203
Settlement income	47	45	54

Income (loss) before income taxes	(2,211)	584	572
Provision for income taxes	51	197	106

Net income (loss)	$(2,262)	$387	$466

Net income (loss) per common share-basic	$(3.03)	$0.48	$0.53

Net income (loss) per common share-diluted	$(3.03)	$0.47	$0.52

Shares used in the calculation of net income (loss) per common share-basic	747	809	883

Shares used in the calculation of net income (loss) per common share-diluted	747	822	902

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONSOLIDATED BALANCE SHEETS

(in millions, except for par value)

	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,876	$2,272
Short-term marketable debt securities	981	429
Accounts receivable (net of bad debt reserves of $71 and $64)(1)	2,258	3,019
Inventories	566	680
Deferred and prepaid tax assets	188	216
Prepaid expenses and other current assets, net	995	1,218

Total current assets	6,864	7,834
Property, plant and equipment, net	1,616	1,611
Long-term marketable debt securities	204	609
Goodwill	1,743	3,215
Other Acquisition-related intangible assets, net	269	565
Other non-current assets, net	536	506

	$11,232	$14,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,027	$1,387
Accrued payroll-related liabilities	573	734
Accrued liabilities and other	983	1,105
Deferred revenues	2,341	2,236
Warranty reserve	143	206
Current portion of long-term debt and short-term borrowings	554	—

Total current liabilities	5,621	5,668
Long-term debt	581	1,123
Long-term deferred revenues	635	683
Other non-current obligations	976	1,136
Stockholders’ equity:
Preferred stock ($0.001 par value, 10 shares authorized; no shares issued and outstanding)	—	—
Common stock and additional paid-in-capital ($0.001 par value, 1,800 shares authorized; issued: 901 shares and 901 shares)(1)	7,746	7,556
Treasury stock, at cost (149 shares and 149 shares)(1)	(2,569)	(2,726)
Retained earnings (accumulated deficit)	(2,105)	407
Accumulated other comprehensive income	347	493

Total stockholders’ equity	3,419	5,730

	$11,232	$14,340

(1)	As of June 30, 2009 and June 30, 2008, respectively.

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Years Ended June 30,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$(2,262)	$387	$466
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	474	476	517
Amortization of acquisition-related intangible assets	296	310	313
Accretion of convertible notes discount	28	26	11
Stock-based compensation expense	192	214	214
Purchased in-process research and development	3	31	—
Loss (gain) on investments and other, net	30	(68)	(42)
Impairment of goodwill, intangible, and other long-lived assets	1,460	—	16
Tax provisions for employee stock plans	—	—	29
Deferred taxes	(34)	2	74
Changes in operating assets and liabilities:
Accounts receivable, net	757	(9)	(241)
Inventories	113	(148)	(6)
Prepaid and other assets	140	(165)	(191)
Accounts payable	(364)	(15)	(8)
Other liabilities	(376)	288	(194)

Net cash provided by operating activities	457	1,329	958

Cash flows from investing activities:
Decrease (increase) in restricted cash	(24)	17	(5)
Purchases of marketable debt securities	(1,813)	(1,333)	(3,088)
Proceeds from sales of marketable debt securities	508	1,550	1,335
Proceeds from maturities of marketable debt securities	1,130	1,058	725
Proceeds from sales of equity investments, net	13	32	16
Purchases of property, plant and equipment, net	(466)	(520)	(488)
Proceeds from sales of property, plant and equipment	—	79	451
Payments for acquisitions, net of cash acquired	(55)	(949)	(23)

Net cash used in investing activities	(707)	(66)	(1,077)

Cash flows from financing activities:
Purchase of common stock call options	—	—	(228)
Sale of common stock warrants	—	—	145
Proceeds from exercise of options and ESPP purchases	51	177	244
Proceeds from issuance of convertible notes, net	—	—	692
Principal payments on borrowings and other obligations	(16)	(24)	(483)
Purchases of common stock under stock repurchase plans	(130)	(2,764)	(200)

Net cash provided by (used in) financing activities	(95)	(2,611)	170

Effect of changes in exchange rates on cash and cash equivalents	(51)	—	—

Net increase (decrease) in cash and cash equivalents	(396)	(1,348)	51
Cash and cash equivalents, beginning of year	2,272	3,620	3,569

Cash and cash equivalents, end of year	$1,876	$2,272	$3,620

Supplemental Disclosures of Cash Flow Information:
Interest Paid (net of interest received from swap agreements of $23, $8 and $13 in fiscal 2009, 2008 and 2007, respectively)	$24	$39	$48
Income taxes paid (net of refunds of $87, $91 and $76 in fiscal 2009, 2008 and 2007, respectively)	$57	$87	$182
Supplemental schedule of non-cash investing activities:
Stock options issued in connection with the acquisitions	$—	$102	$—
Net issuance of restricted stock awards	$106	$196	$194

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock and Additional Paid-in-Capital		Treasury Stock		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances as of June 30, 2006	901	6,803	(25)	(382)	(257)	180	6,344
Net income	—	—	—	—	466	—	466
Change in unrealized gain on investments, net of taxes	—	—	—	—	—	2	2
Change in unrealized gain on derivative instruments and other, net of taxes	—	—	—	—	—	(11)	(11)
Translation adjustments	—	—	—	—	—	143	143

Total comprehensive income	—	—	—	—	—	—	600
Equity value of debt issuance cost under FSP APB 14-1	—	175	—	—	—	—	175
Issuance of stock, net of repurchases	—	—	8	71	(27)	—	44
Purchases of Convertible Notes call options	—	(228)	—	—	—	—	(228)
Issuance of Convertible Notes warrants	—	145	—	—	—	—	145
Stock based compensation	—	214	—	—	—	—	214
Tax benefit from employee stock transactions and other	—	53	—	—	—	—	53

Balances as of June 30, 2007	901	7,162	(17)	(311)	182	314	7,347
Net income	—	—	—	—	387	—	387
Change in unrealized loss on investments, net of taxes	—	—	—	—	—	(24)	(24)
Change in unrealized loss on derivative instruments and other, net of taxes	—	—	—	—	—	(4)	(4)
Change in minimum pension obligation	—	—	—	—	—	38	38
Translation adjustments	—	—	—	—	—	169	169

Total comprehensive income	—	—	—	—	—	—	566
Equity value of debt issuance cost under FSP APB 14-1	—	(10)	—	—	—	—	(10)
Cumulative effect of adoption of FIN 48	—	—	—	—	9	—	9
Issuance of stock, net of repurchases	—	—	(132)	(2,415)	(171)	—	(2,586)
Issuance of common stock and assumption of stock options in connection with acquisitions	—	102	—	—	—	—	102
Stock based compensation	—	214	—	—	—	—	214
Tax benefit from employee stock transactions and other	—	88	—	—	—	—	88

Balances as of June 30, 2008	901	7,556	(149)	(2,726)	407	493	5,730
Net loss	—	—	—	—	(2,262)	—	(2,262)
Change in unrealized loss on investments, net of taxes	—	—	—	—	—	(10)	(10)
Change in unrealized gain on derivative instruments and other, net of taxes	—	—	—	—	—	2	2
Change in minimum pension obligation	—	—	—	—	—	9	9
Translation adjustments	—	—	—	—	—	(144)	(144)

Total comprehensive income	—	—	—	—	—	—	(2,405)
Cumulative effect of adoption of FSP SFAS 115-2	—	—	—	—	3	(3)	—
Issuance of stock, net of repurchases	—	—	—	157	(254)	—	(97)
Stock based compensation	—	192	—	—	—	—	192
Tax expense from employee stock transactions and other	—	(2)	—	—	1	—	(1)

Balances as of June 30, 2009	901	$7,746	(149)	$(2,569)	$(2,105)	$347	$3,419

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

We provide network computing infrastructure solutions that drive global network participation through shared innovation, community development and open source leadership. Guided by a singular vision, “The Network is the Computer™”, we provide a diversity of software, systems, storage, services and microelectronics that power everything from consumer electronics, to developer tools and the world’s most powerful data centers. Our core brands include the Java™ technology platform, the Solaris™ Operating System, the MySQL™ database management system, Sun StorageTek™ storage solutions and the UltraSPARC® processor. Our network computing platforms are used by nearly every sector of society and industry, and provide the infrastructure behind some of the world’s best known search, social networking, entertainment, financial services, telecommunications, manufacturing, healthcare, retail, news, energy and engineering companies. By investing in research and development, we create products and services that address the complex information technology issues facing customers today, including increasing demands for network access, bandwidth and storage. We share these innovations in order to grow communities, in turn increasing participation on the network and building new market opportunities while maintaining partnerships with some of the most innovative technology companies in the world.

On April 19, 2009, we entered into a definitive agreement under which Oracle Corporation (Oracle) will acquire all of our common stock, through a merger, for $9.50 per share in cash, and we will become a wholly owned subsidiary of Oracle. On July 16, 2009, our stockholders adopted the merger agreement at a special meeting of the stockholders. On August 20, 2009, the United States Department of Justice notified us that it had approved the proposed acquisition by Oracle. See Note 17 for further details on completion of the acquisition and related impact on our Convertible Notes (as defined below).

2.	Summary of Significant Accounting Policies

Basis of Presentation

Our Consolidated Financial Statements include our accounts and the accounts of our subsidiaries. Intercompany accounts and transactions have been eliminated.

Our Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in the Consolidated Financial Statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectation about actions we may undertake in the future. Actual results could differ materially from those estimates.

Adjustment for Retrospective Application of Accounting Pronouncements.

The financial statements presented herein have been adjusted to reflect the retrospective application of Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1 (FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), a retroactive change in accounting principle. In addition, the financial statements have also been adjusted for the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (FSP EITF 03-6-1).

Under FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share (EPS) pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. Certain Restricted Stock Units (RSUs) granted to employees after to November 14, 2007, are considered participating securities as they receive non-forfeitable dividend equivalents at the same rate as common stock. RSUs granted prior to November 14, 2007 do not receive dividend equivalents and are not considered participating securities. The adoption FSP EITF 03-6-1 did not materially impact our EPS computation.

Under FSP APB 14-1, we estimated the fair value, as of the date of issuance, of our applicable convertible debt instruments as if the instruments were issued without the conversion options. We recorded the difference between the face amount of the applicable debt instruments and the estimated fair value as a component of equity and a corresponding debt discount. The carrying value of the equity component was $179 million as of June 30, 2009 and 2008. The debt discount, which is a reduction to the carrying value of the debt, is being amortized as additional non-cash interest expense over the term of the original note. The effective interest rate on liability component of our convertible debt instruments was 5.96% for all periods presented. See Note 9, “Borrowing Arrangements” and Note 10, “Income Taxes.”

The following table presents the impact of retrospective adoption of FSP APB 14-1 on our Consolidated Financial Statements.

	Fiscal Years Ended
	June 30, 2009		June 30, 2008		June 30, 2007
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Statements of Operations
Interest and other income (expense), net	$(2)	$(30)	$161	$135	$214	$203
Provision for income taxes	51	51	207	197	110	106
Net income (loss) attributable to common stockholders	(2,234)	(2,262)	403	387	473	466
Earnings (loss) per share:
Basic	$(2.99)	$(3.03)	$0.50	$0.48	$0.54	$0.53
Diluted	$(2.99)	$(3.03)	$0.49	$0.47	$0.52	$0.52

Convertible Notes contractual interest coupon	$5	$5	$5	$5	$2	$2
Amortization of Convertible Notes discount	—	28	—	26	—	11

Total interest cost recognized	$5	$33	$5	$31	$2	$13

	As of
	June 30, 2009		June 30, 2008
	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Balance Sheets
Long-term debt	695	581	1,265	1,123
Common stock and additional paid in capital	7,582	7,746	7,391	7,556
Retained earnings (accumulated deficit)	(2,055)	(2,105)	430	407
Total stockholder’s equity	3,305	3,419	5,588	5730

	Fiscal Years Ended
	June 30, 2009		June 30, 2008		June 30, 2007
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Statements of Cash Flows
Net income (loss)	$(2,234)	$(2,262)	$403	$387	$473	$466
Accretion of convertible notes discount	—	28	—	26	—	11
Change in operating assets and liabilities — other liabilities	(376)	(376)	298	288	(190)	(194)
Net cash provided by operating activities	457	457	1,329	1,329	958	958

Cash Equivalents

Cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and remaining maturities of three months or less at the date of purchase. We classify cash with restrictions as other current or non-current assets, depending on the nature of the underlying restriction unless the restriction is short-term in nature and is for a period of less than three months. At June 30, 2009 and 2008, “Prepaid expenses and other current assets, net” included $26 million and $15 million, respectively, of restricted cash. At June 30, 2009 and 2008, “Other non-current assets, net” included $117 million and $102 million of long-term deposits and restricted cash, respectively.

Investments

We invest in marketable debt securities, marketable equity securities and other investments.

Marketable Debt Securities

On March 30, 2009, we adopted FASB Staff Position (FSP) Statement of Financial Accounting Standards (SFAS) 115-2 and SFAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” ( FSP SFAS 115-2 / SFAS 124-2). FSP SFAS 115-2 / SFAS 124-2 amends the requirements for the recognition and measurement of other-than-temporary impairments (OTTI) for debt securities by modifying the pre-existing “intent and ability” indicator. FSP SFAS 115-2/124-2 does not amend existing recognition and measurement guidance related to OTTI of equity securities.

A security is considered impaired when its fair value is less than its amortized cost basis. Under FSP SFAS 115-2 / SFAS 124-2, OTTI is triggered when (1) an entity has the intent to sell the impaired security, (2) it is more likely than not that the entity will be required to sell the impaired security before recovery of its amortized cost basis, or (3) the entity does not expect to recover the entire amortized cost basis of the impaired security.

FSP SFAS 115-2 / SFAS 124-2 requires that the credit component of OTTI losses be recognized in earnings, while the noncredit component is recognized in other accumulated comprehensive income, net of related taxes. When adopting FSP SFAS 115-2 / SFAS 124-2, an entity is required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the non-credit component of a previously recognized OTTI from retained earnings (accumulated deficit) to accumulated other comprehensive income if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis. As result of our adoption of FSP SFAS 115-2 / SFAS 124-2, we reclassified $3 million of the non-credit component of previously recognized OTTI from “Retained earnings (Accumulated deficit)” to “Accumulated other comprehensive income.”

Investments in marketable debt securities consist primarily of corporate notes and bonds, asset and mortgage backed securities and U.S. government notes and bonds with remaining maturities beyond three months at the date of purchase. Short-term investments are marketable debt securities with maturities of one year or less from the balance sheet date (except cash equivalents), while long-term investments represent all other marketable debt securities. All marketable debt securities are held in our name and deposited with one major financial institution. Our policy is to protect the value of our investment portfolio and minimize principal risk by earning returns based on current interest rates. We only invest in marketable debt securities with a minimum rating of BBB- or above from a nationally recognized credit rating agency at the time of purchase. At June 30, 2009 and 2008, all of our marketable debt securities were classified as available-for-sale and were carried at fair market value. The unrealized gains (losses) on available-for-sale securities, excluding the credit component, net of taxes, are recorded in “Accumulated other comprehensive income” in the Consolidated Statements of Stockholders’ Equity. See Note 3 for further detail.

We review our investment portfolio regularly for impairment. A security is considered impaired when its fair value is less than its amortized cost basis. If we intend to sell an impaired debt security or it is more likely than not that we will be required to sell it prior to recovery of its amortized cost basis, OTTI is deemed to have occurred. In these instances, the OTTI loss is recognized in earnings equal to the entire difference between the debt security’s amortized cost basis and its fair value at the balance sheet date. If we do not intend to sell an impaired debt security and it is not more likely than not that we will be required to sell it prior to recovery of its amortized cost basis, we assess whether we will recover the security’s amortized cost basis. If we conclude we will not, a credit loss exists and the security’s impairment is separated into:

The amount representing the credit loss, which is recognized in earnings as OTTI, and

The amount related to all other factors, which is recognized in other comprehensive income.

As part of this assessment we consider various characteristics of each security including, but not limited to: the length of time and the extent to which the fair value has been less than the amortized cost basis; adverse conditions specifically related to the security, an industry, or a geographic area; the payment structure of the debt security; failure of the issuer of the security to make scheduled interest or principal payments; any changes to the rating of the security by a rating agency and related outlook or status; recoveries or additional declines in fair value subsequent to the balance sheet date. The relative importance of this information varies based on the facts and circumstances surrounding each security, as well as the economic environment at the time of assessment.

Marketable Equity Securities

Investments in marketable equity securities consist of equity holdings in public companies. Marketable equity securities are initially recorded at fair value upon acquisition and are classified as available-for-sale when there are no restrictions on our ability to liquidate such securities within 12 months. Fair value is determined using quoted market prices for those securities. Investments in marketable equity securities were $11 million and $21 million at June 30, 2009 and 2008, respectively. At June 30, 2009, all marketable equity investments were classified as available-for-sale and are included in “Other non-current assets, net” in the Consolidated Balance Sheets. Changes in the fair value of these securities are recognized in “Accumulated Other Comprehensive Income,” in the Consolidated Statements of Stockholders’ Equity. Net Unrealized gains on marketable equity securities were $0 million, $7 million and $13 million at June 30, 2009, 2008 and 2007, respectively. Marketable equity securities at June 30, 2009 and 2008 were (in millions):

	Adjusted Cost	Unrealized Gains	Fair Value
Fiscal 2009 Marketable equity securities	$11	$—	$11

Fiscal 2008 Marketable equity securities	$14	$7	$21

Realized gains on sales of marketable equity securities were $6 million, $13 million and $0 million in fiscal 2009, 2008 and 2007, respectively and are recognized in “Gain on equity investments, net” in the Consolidated Statements of Operations. In addition, we review all marketable equity securities for other than temporary declines in fair value. In doing so, we evaluate the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the portfolio company and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. We consider circumstances where, as of the end of any quarter, the carrying value of a marketable equity security has been greater than its market value for the last six consecutive months, to be de-facto evidence of other than temporary impairment. We perform our evaluation of other than temporary impairment on a quarterly basis. Based on our evaluation, if a security is considered to be other than temporarily impaired, an impairment charge is recognized in “Gain on equity investments, net” in the Consolidated Statements of Operations. Impairments of marketable equity securities were not significant in fiscal 2009. There was no impairment charge recorded in fiscal 2008 or 2007.

Other Investments

Other investments include equity investments in privately-held companies that develop products, markets and services that are strategic to us, investments in venture capital funds and other joint ventures, securities lent under our securities lending program and the cash surrender value of life insurance policies.

Our equity investments in privately-held companies are generally made in connection with a round of financing with other third-party investors. As our investments in privately-held companies do not permit us to exert significant influence or control over the entity in which we are investing, the recorded amounts generally represent our cost of the investment less any adjustments we make when we determine that an investment’s carrying value is other-than-temporarily impaired. These investments totaled $18 million and $19 million at June 30, 2009 and 2008, respectively, and were included in “Other non-current assets, net” in the Consolidated Balance Sheets.

The process of assessing whether a particular equity investment’s fair value is less than its carrying cost requires a significant amount of judgment due to the lack of a mature and stable public market for these securities. In making this judgment among other factors, we consider the investee’s most recent financial results, cash position, recent cash flow data, projected cash flows (both short and long-term), financing needs, recent financing rounds, most recent valuation data, the current investing environment, management or ownership changes and competition. This process is based primarily on information that we request and receive from these privately-held companies and is performed on a quarterly basis. Although we evaluate all of our privately-held equity investments for impairment based on the criteria established above, each investment’s fair value is only estimated when events or changes in circumstances have occurred that may have a significant effect on its fair value (because the fair value of each investment is not readily determinable). Where these factors indicate that the equity investment’s fair value is less than its carrying cost and where we consider such reduction in value to be other than temporary, we record an impairment charge to reduce such equity investment to its estimated fair value. We recognized gains on sales, net of impairment charges, related to our investments in privately-held companies of $0 million, $19 million and $3 million for fiscal 2009, 2008 and 2007, respectively, which was reflected in “Gain on equity investments, net”.

Investments in venture capital funds and other joint ventures totaled $13 million and $14 million at June 30, 2009 and 2008, respectively, and were accounted for using the equity method of accounting and included in “Other non-current assets, net” in the Consolidated Balance Sheets. We recorded income of $2 million, $0 million and $3 million for fiscal 2009, 2008 and 2007, respectively, related to these investments which was reflected in “Gain on equity investments, net.”

From time to time, we enter into securities lending agreements with financial institutions to enhance investment income. Selected securities are loaned and are secured by collateral equal to an average of 102% of the fair market value of the securities. Collateral is in the form of cash or securities issued and our securities lending agent has provided us with counterparty indemnification in the event of borrower default. Loaned securities continue to be classified as investment assets on the Consolidated Balance Sheets. Cash collateral is recorded as an asset with a corresponding liability. For lending agreements collateralized by securities, no accompanying asset or liability is recorded as we are not permitted to sell or repledge the associated collateral. The maximum amount loaned under our securities lending program in fiscal 2009 was $229 million. As of June 30, 2009, there were no outstanding securities lending transactions.

Bad Debt Reserves

We evaluate the collectibility of our accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations to us, we record a specific allowance against amounts due to us and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. For the years ended June 30, 2009, 2008 and 2007, our bad debt reserve activity was as follows (in millions):

	Fiscal Years Ended June 30,
	2009	2008	2007
Beginning bad debt reserve balance	$64	$81	$81
Bad debt expense	32	10	12
Amounts written-off and other adjustments	(25)	(27)	(12)

Ending bad debt reserve balance	$71	$64	$81

Inventories

Inventories are stated at the lower of cost (first in, first out) or market (net realizable value). Inventory in-transit (included in finished goods) consists of products shipped but not recognized as revenue because they did not meet the revenue recognition criteria. We evaluate our ending inventories for estimated excess quantities and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand within specific time horizons (generally six months or less). Inventories in excess of future demand are reserved. In addition, we assess the impact of changing technology on our inventory-on-hand and we write-off inventories that are considered obsolete.

Long-lived Assets

Property, Plant and Equipment, net

Property, plant and equipment, net, is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The estimated useful lives for machinery and equipment range from one to ten years, buildings and building improvements range from five to thirty-five years and furniture and fixtures range from five to ten years. Leasehold improvements are depreciated over the life of the lease or the assets, whichever is shorter. Land is not depreciated.

Intangible Assets Other than Goodwill

Long-lived assets, such as property, plant and equipment and purchased identifiable intangible assets with finite lives, are evaluated for impairment semi-annually in accordance with our policy and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). We assess the recoverability of long-lived assets (other than goodwill) by comparing the estimated undiscounted cash flows associated with the related asset or group of assets against their respective carrying amounts. The amount of an impairment, if any, is calculated based on the excess of the carrying amount over the fair value of those assets.

Goodwill

We test goodwill for impairment on an annual basis (or whenever events occur which may indicate possible impairment) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142). We perform the impairment analysis at one level below the operating segment level (see Note 15) as defined in SFAS 142. This analysis requires management to make a series of critical assumptions to: (1) evaluate whether any impairment exists and (2) measure the amount of impairment.

In testing for a potential impairment of goodwill, SFAS 142 requires us to: (1) allocate goodwill to our various businesses to which the acquired goodwill relates; (2) estimate the fair value of those businesses to which goodwill relates; and (3) determine the carrying value (book value) of those businesses, as some of the assets and liabilities related to those businesses, such as accounts receivable and property, plant and equipment, are not held by those businesses but by functional departments (for example, our Global Sales and Services organization and Worldwide Operations organization). Prior to this allocation of the assets to the reporting units, we are required to assess long-lived assets for impairment in accordance with SFAS 144. Furthermore, if the estimated fair value is less than the carrying value for a particular business, then we are required to estimate the fair value of all identifiable assets and liabilities of the business in a manner similar to a purchase price allocation for an acquired business. This can require independent valuations of certain internally generated and unrecognized intangible assets such as in-process research and development and developed technology. Only after this process is completed can the goodwill impairment be determined, if any.

In estimating the fair value of the businesses with recognized goodwill for the purposes of our annual or periodic analysis, we make estimates and judgments about the future cash flows of these businesses. Our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying businesses. In addition, we make certain judgments about allocating shared assets such as accounts receivable and property, plant and equipment to the estimated balance sheet for those businesses. We also consider our market capitalization (adjusted for unallocated monetary assets such as cash, marketable debt securities and debt) on the date we perform the analysis.

Capitalized Software

Costs related to internally-developed software and software purchased for internal use, which are required to be capitalized pursuant to Statement of Position (SOP) No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use,” are included in property, plant and equipment under machinery and equipment. As of June 30, 2009 and 2008, we had a balance of $234 million and $378 million, respectively, of capitalized software. At June 30, 2009 and 2008, we had approximately $277 million and $214 million of capitalized software that was not yet in use and, as such, was not yet being amortized. These amounts are related to our multi-year internal systems implementation effort.

Concentration of Credit Risk

Cash deposits in foreign countries of approximately $418 million are subject to local banking laws and may bear higher or lower risk than cash deposited in the United States. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions and we have not sustained any credit losses from instruments held at these financial institutions.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of trade receivables, marketable securities, foreign exchange contracts and interest rate instruments. The counterparties to the agreements relating to our investments, foreign exchange contracts and interest rate instruments consist of various major corporations and financial institutions with high credit standing and accordingly we do not believe there is significant risk related to non-performance by these counterparties due to credit risk. With regard to our investment portfolio, we generally limit our exposure to any investment to no more than 5% of our total portfolio excluding U.S. government and agency securities. Our trade receivables are derived primarily from sales of our products and services to end-user customers in diversified industries, as well as various resellers. We perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed necessary, but generally require no collateral.

Revenue Recognition

We enter into revenue arrangements to sell products (hardware and software) and services in which we are obligated to deliver to our customers multiple products and/or services (multiple deliverables). Revenue arrangements with multiple deliverables are evaluated to determine if the deliverables (items) can be divided into more than one unit of accounting. An item can generally be considered a separate unit of accounting if all of the following criteria are met:

•	The delivered item(s) has value to the customer on a standalone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item(s); and

•	If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

Items that do not meet these criteria are combined into a single unit of accounting. If there is objective and reliable evidence of fair value for all units of accounting, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values. In cases where there is objective and reliable evidence of the fair value of the undelivered item(s) in an arrangement but no such evidence for the delivered item(s), the residual method is used to allocate the arrangement consideration. For units of accounting which include more than one deliverable, we generally defer all revenue for the unit of accounting until the period in which the last undelivered item is delivered. The revenue policies described below are then applied to each unit of accounting.

We recognize revenue when the following criteria are met: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the sales price is fixed or determinable; and 4) collectibility is reasonably assured.

Our standard agreements generally do not include customer acceptance provisions. However, if there is a customer acceptance provision or there is uncertainty about customer acceptance, the associated revenue is deferred until we have evidence of customer acceptance.

Products Revenue

Products revenue for sales to end-user customers, resellers and distributors (Channel Partners) is recognized upon the passage of title only if all other applicable revenue recognition criteria are met. These criteria include the price to the buyer being substantially fixed or determinable at the date of sale and the amount of future returns being able to be reasonably estimated. When we are not able to meet these criteria at the time of sale to our stocking Channel Partners, we defer revenue until these criteria are met, generally at the time products are sold-out of Channel Partner stocking inventory. Our program offerings to certain of our Channel Partners provide for the limited right to return our product for stock rotation. When applicable, we reduce revenue for rights to return our product based upon our historical experience. End-user customers generally do not have return rights. In accordance with contractual provisions, we offer price protection to certain of our Channel Partners and margin protection on certain transactions. When applicable, we reduce revenue based upon announced price adjustments and historical experience. In accordance with contractual provisions, we may offer cooperative marketing funds based on a fixed dollar percentage of product sales to certain of our Channel Partners. We record such amounts as a reduction to revenue or, if we have evidence of fair value of the advertising benefit received, as marketing expense.

In addition, we sell products to leasing companies that, in turn, lease these products to end-users. In transactions where the leasing companies have no recourse to us in the event of default by the end-user, we recognize revenue at point of shipment or point of delivery, depending on the shipping terms and if all the other revenue recognition criteria have been met. In arrangements where the leasing companies have more than insignificant recourse to us in the event of default by the end-user (defined as recourse leasing), we recognize both the product revenue and the related cost of the product as the payments are made to the leasing company by the end-user, generally ratably over the lease term. We had deferred revenue and related deferred costs of $28 million and $11 million at June 30, 2009 and $12 million and $5 million, at June 30, 2008, respectively, related to recourse leases which will be recognized in future periods.

For revenue arrangements with multiple deliverables that include or represent software products and services as well as any non-software deliverables for which a software deliverable is essential to its functionality, we apply the accounting guidance in SOP 97-2, “Software Revenue Recognition” (SOP 97-2), in determining the timing of revenue recognition. The criteria assessed include the following: 1) the functionality of the delivered element(s) is not dependent on the undelivered element; 2) there is specific objective evidence of fair value of the undelivered element(s) and 3) delivery of the delivered element(s) represents the culmination of the earnings process for those element(s). If these criteria are not met, revenue is deferred until such criteria are met or until the last element is delivered. For arrangements within the scope of SOP 97-2, revenue is recognized ratably only in situations where one of the limited exceptions described in paragraph 12 of SOP 97-2 is met, such as where we agree to deliver unspecified additional software products in the future.

Services Revenue

Maintenance contract revenue is generally recognized ratably over the contractual period. Educational Services revenue is recognized as the services are rendered. Time and material and fixed price Professional Services contract revenue is recognized as the Professional Services are rendered, or upon completion of the services contract. If we can reliably evaluate progress to completion (based on total projected hours to be incurred as compared with hours already incurred), we recognize the revenue as the services are rendered and recognize the related costs as they are incurred. In instances where we cannot reliably estimate the total projected hours, we recognize revenue and the associated costs upon completion of the services contract. For fixed price Professional Services contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

Settlements Gains

Periodically, we are engaged, along with other parties, in disputes with certain of our vendors. Upon favorable settlement of these disputes, when recovery is deemed probable and collectibility is reasonably assured, we accrue for our settlement portion. In situations where collectibility is not reasonably assured, we recognize our settlement portion on a cash basis. For the year ended June 30, 2009, we recognized approximately $60 million as an offset to cost of sales. For the years ended June 30, 2008 and 2007, these types of recoveries were not material.

Research and Development Expenditures

Costs related to the research, design and development of products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. Generally, our products are released soon after technological feasibility has been established. As a result, costs subsequent to achieving technological feasibility have not been significant and all software development costs have been expensed as incurred.

Shipping Costs

Our shipping and handling costs for product sales are included in cost of sales for all periods presented.

Advertising Costs

Advertising costs consist of development and placement costs of our advertising campaigns and are charged to expense when incurred. Advertising expense was $13 million, $32 million and $25 million for fiscal 2009, 2008 and 2007, respectively.

Self-Insurance

We maintain a program of insurance with third-party insurers for certain property, casualty and other risks. The policies are subject to deductibles and exclusions that result in our retention of a level of risk on a self-insurance basis. We retain risk with regard to (i) certain loss events, such as California earthquakes and the indemnification or defense payments we, as a company, may make to or on behalf of our directors and officers as a result of obligations under applicable agreements, our by-laws and applicable law, (ii) potential liabilities under a number of health and welfare insurance plans that we sponsor for our employees and (iii) other potential liabilities that are not insured. The types and amounts of insurance obtained vary from time to time and from location to location, depending on availability, cost and our decisions with respect to risk retention. Our worldwide risk and insurance programs are regularly evaluated to seek to obtain the most favorable terms and conditions. We reserve for loss accruals, which are primarily calculated using actuarial methods. These loss accruals include amounts for actual claims, claim growth and claims incurred but not yet reported. Actual experience, including claim frequency and severity as well as inflation, could result in different liabilities than the amounts currently recorded.

Foreign Currency Translation

We translate the assets and liabilities of our international non-U.S. dollar functional currency subsidiaries into dollars at the rates of exchange in effect at the balance sheet date. Revenue and expenses are translated using rates that approximate those in effect during the period. Translation adjustments are included in stockholders’ equity in the Consolidated Balance Sheets caption “Accumulated other comprehensive income.” Currency transaction gains (losses), net of our hedging activities (see Note 4), derived from monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and were ($16) million, $14 million and $6 million in fiscal 2009, 2008 and 2007, respectively. The effect of foreign currency rate changes on cash and cash equivalents was approximately $51 million in fiscal 2009 and was not material in 2008 and 2007.

Recent Pronouncements

Collaborative Arrangements: In November 2007, the FASB ratified EITF 07-1, “Accounting for Collaborative Arrangements,” (EITF 07-1). EITF 07-1 requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational and consistently applied accounting policy election. In addition, a participant in a collaborative arrangement should provide the following disclosures separately for each collaborative arrangement: (a) the nature and purpose of the arrangement, (b) its rights and obligations under the collaborative arrangement, (c) the accounting policy for the arrangement in accordance with APB Opinion 22, “Disclosure of Accounting Policies,” and (d) the income statement classification and amounts arising from the collaborative arrangement between participants for each period an income statement is presented. EITF 07-1 will be effective for annual periods beginning after December 15, 2008 and we are required to adopt the pronouncement in our first quarter of fiscal 2010. We are currently evaluating the impact that EITF 07-1 will have on our Consolidated Financial Statements.

Business Combinations: In December 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 141(R), “Business Combinations” (SFAS 141(R)) and SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” (SFAS 160). These new standards will significantly change the accounting for and reporting for business combination transactions and non-controlling interests in Consolidated Financial Statements. SFAS 141(R) and

SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008 and we are required to adopt the pronouncement in the first quarter of our fiscal 2010. In connection with the retrospective adoption of FSP APB 14-1, the Company concluded that the adoption of SFAS 160 did not have a material impact on our Consolidated Financial Statements.

Fair Value: In February 2008, the FASB issued FASB Staff Position (FSP) No. SFAS 157-2, “Effective Date of FASB Statement No. 157,” (FSP SFAS 157-2). FSP SFAS 157-2 amends SFAS 157, to delay the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, FSP SFAS 157-2 defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and we are required to adopt the pronouncement in our first quarter of fiscal 2010. We are currently evaluating the impact of adopting FSP SFAS 157-2 on our Consolidated Financial Statements.

Intangibles: In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008 and we are required to adopt the pronouncement in our first quarter of fiscal 2010. We are currently evaluating the impact, if any, that FSP 142-3 will have on our Consolidated Financial Statements.

Instruments Indexed To An Entities Stock: In June 2008, the FASB issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,” (EITF 07-5). EITF 07-5 provides guidance on determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and we are required to adopt EITF 07-5 in our first quarter of fiscal 2010. We are currently evaluating the impact that EITF 07-5 will have on our Consolidated Financial Statements.

Defined Benefit Plan Disclosures: In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets, “ (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009 and we are required to adopt FSP FAS 132(R)-1 in our first quarter of fiscal 2010. We are currently evaluating the impact of adopting FSP FAS 132(R)-1 will have on our Consolidated Financial Statements.

Fair Value and Decreasing Volume and Transactions that are not Orderly: In April 2009 the FASB issued, and we adopted, FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (FSP FAS 157-4). FSP FAS 157-4 affirms that in an inactive market, fair value is the price to sell the asset in an orderly transaction and clarifies and includes additional factors for determining inactive markets. FSP FAS 157-4 did not have a material impact on our Consolidated Financial Statements.

Interim Disclosures about Fair Value: In April 2009, the FASB issued and we adopted FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” ( FSP FAS 107-1 and APB 28-1). This FSP FAS 107-1 and APB 28-1 requires FAS 107 disclosures related to the fair value of its financial instruments when summarized financial information is presented for interim reporting periods. FSP FAS 107-1 and APB 28-1 did not have a material impact on our Consolidated Financial Statements.

Subsequent Events: In May 2009, the FASB issued and we adopted SFAS No. 165, “Subsequent Events,” (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether the date represents the date the financial statements were issued or were available to be issued.

In accordance with SFAS 165, the Company has evaluated subsequent events through August 28, 2009, the original date of the issuance of Consolidated Financial Statements, except with respect to the retrospective adoption of accounting principles, as to which the date is April 7, 2010, the date of reissuance of the Consolidated Financial Statements. During the period from July 1, 2009 to August 28, 2009, the Company did not have any material recognizable subsequent events other than those disclosed in Note 17.

3.	Fair Value

On July 1, 2008, we adopted SFAS No. 157 “Fair Value Measurements,” (SFAS 157), for all financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. The adoption of SFAS 157 did not have a significant impact on our Consolidated Financial Statements, and the resulting fair values calculated under SFAS 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance. We did not elect to adopt SFAS 157 for acquired non-financial assets and assumed non-financial liabilities. On July 1, 2008, we also adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and other items at fair value using an instrument-by-instrument election. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. SFAS 159 also requires cash flows from purchases, sales, and maturities of trading securities to be classified based on the nature and purpose for which the securities were acquired. Our debt and equity instruments offsetting deferred compensation will continue to be classified as operating activities as they are maintained to offset changes in liabilities related to the equity market risk of certain deferred compensation arrangements. SFAS 159 does not allow for retrospective application to periods prior to fiscal year 2008, therefore all trading asset activity for prior periods will continue to be presented as operating activities. As we did not elect to fair value any of our current financial instruments under the provisions of SFAS 159, our adoption of this statement did not have an impact on our Consolidated Financial Statements.

SFAS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs to fair value measurements: Level 1, the use of quoted prices for identical instruments in active markets; Level 2, the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, the use of unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with unrealized gains and losses, net of tax, reported in other comprehensive income or as an adjustment to other income (expense), net.

Our cash equivalents and marketable debt and equity securities are classified within Level 1 or Level 2. This is because our cash equivalents and marketable debt and equity securities are valued using quoted market prices or alternative pricing sources and models utilizing market observable inputs. Our foreign currency derivative contracts are classified within Level 2 because of the use of observable inputs for similar derivative instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

Fair Value Measurements

Information about certain of our financial assets as of June 30, 2009 (in millions):

	Fair Value
	Total	Level 1	Level 2	Level 3
Financial assets carried at fair value:
Cash and cash equivalents	$1,876	$1,329	$547	$—
Trading securities	51	51	—	—
Asset backed and mortgage backed securities	195	—	195	—
Corporate bonds	222	—	222	—
Government agency	700	—	700	—
U.S. Government notes and bonds	41	41	—	—
Certificates of deposit	27	—	27	—
Available for sale equity securities	11	11	—	—
Interest rate swaps(1)(2)	4	—	4	—
Foreign exchange contracts(1)	13	—	13	—

Total	$3,140	$1,432	$1,708	$—

(1)	See Note 4, Derivative Instruments and Hedging Activities, for more information regarding our foreign exchange contracts.
(2)	See Note 9, Borrowing Arrangements, for more information regarding our interest rate contracts.

Fair Value of Financial Instruments

Cash equivalents and accounts receivable are carried at cost as this approximates fair value due to their short term nature. For short-term and long-term marketable debt securities, estimates of fair value are based on market prices. At June 30, the fair values of our short-term and long-term marketable debt securities were as follows (in millions):

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Fair Value of Securities with Unrealized Losses
Corporate notes and bonds	$225	$—	$(3)	$222	$168
Asset and mortgage-backed securities	224	1	(30)	195	121
U.S. government notes and bonds	40	1	—	41	—
U.S. government notes and bonds (<90 days)	178	—	—	178	36
Certificates of deposit	27	—	—	27	—
Commercial paper (<90 days)	61	—	—	61	—
Government agency	699	1	—	700	—
Government agency (<90 days)	330	—	—	330	—
Money market securities	827	—	—	827	—

Total marketable securities	$2,611	$3	$(33)	$2,581	$325

Less cash equivalents				(1,396)

Total marketable debt securities				1,185
Less short-term portion				(981)

Total long-term marketable debt securities				$204

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Fair Value of Securities with Unrealized Losses
Corporate notes and bonds	$543	$—	$(7)	$536	$452
Asset and mortgage-backed securities	448	1	(19)	430	274
U.S. government notes and bonds	70	1	—	71	15
Certificates of deposit (90 days)	22	—	—	22	—
Commercial paper (90 days)	244	—	—	244	—
Government agency (90 days)	256	—	—	256	—
Money market securities	1,097	—	—	1,097	—

Total marketable securities	$2,680	$2	$(26)	$2,656	$741

Less cash equivalents				(1,618)

Total marketable debt securities				1,038
Less short-term portion				(429)

Total long-term marketable debt securities				$609

We only invest in marketable debt securities with a minimum rating of BBB- or above from a nationally recognized credit rating agency at time of original purchase. At June 30, 2009, we had investments in debt instruments of five issuers equal to or exceeding 2% of the fair market value of our marketable debt securities, including cash equivalents, of $2,581 million. At June 30, 2009, investment concentration by issuer was as follows (dollars in millions):

Issuer	Fair Value ($)	Fair Value (%)
Federal Home Loan Bank	$380	14.71%
Federal National Mortgage Association (Fannie Mae)	336	13.01%
Federal Home Loan Mortgage Corporation (Freddie Mac)	331	12.84%
United States Treasury	218	8.44%
State Street Corporation	69	2.66%
Others(1)	1,247	48.34%

	$2,581	100.00%

(1)	Investments in all other issuers were, individually, less than $44 million or 2% of the fair market value of our marketable debt securities of $2,581 million.

Net realized losses before taxes on marketable debt securities totaled $30 million, $4 million and $0 million in fiscal 2009, 2008, and 2007, respectively, and were recorded in Interest and other income, net. The cost of securities sold during the year was determined based on the specific identification method.

The following table summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2009 (in millions):

	Less Than 12 Months			12 Months or Greater			Total
	Adjusted Cost	Gross Unrealized Losses	Fair Value	Adjusted Cost	Gross Unrealized Losses	Fair Value	Adjusted Cost	Gross Unrealized Losses	Fair Value
Corporate Notes and Bonds	$31	$—	$31	$140	$(3)	$137	$171	$(3)	$168
Asset and Mortgage Backed Securities	15	(4)	11	136	(26)	110	151	(30)	121
U.S. Government Notes and Bonds	36	—	36	—	—	—	36	—	36

Total Marketable Debt Securities with Unrealized Losses	$82	$(4)	$78	$276	$(29)	$247	$358	$(33)	$325

Corporate Notes and Bonds

Our unrealized losses on investments in corporate notes and bonds were caused by interest rate fluctuations and adverse market conditions and not by the credit deterioration of the individual issuers. Because the decline in market value is not attributed to changes in credit quality, we intend to hold those investments until recovery of fair value, which may be at maturity, and it is not more likely than not that the investments will be required to be sold before recovery, we do not consider those investments to be other-than-temporarily impaired at June 30, 2009.

Asset Backed and Mortgage Backed Securities

Our unrealized losses on investments in asset backed and mortgage backed securities were caused by interest rate fluctuations and adverse market conditions and not by the credit loss. Because the decline in market value is not attributed to changes in credit quality, we intend to hold those investments until recovery of fair value, which may be at maturity, and it is not more likely than not that the investments will be required to be sold before recovery, we do not consider those investments to be other-than-temporarily impaired at June 30, 2009.

At June 30, 2009, the cost and estimated fair values of short-term and long-term marketable debt securities (excluding cash equivalents) by contractual maturity were as follows (in millions):

	Cost	Fair Value
Less than one year	$983	$981
Mature in 1-2 years	47	44
Mature in 3-5 years	85	79
Mature after 5 years	99	81

Total	$1,214	$1,185

Asset and mortgage-backed securities were classified based on their contractual maturity.

During fiscal 2009, we determined that the declines in the fair value for certain of our marketable debt securities were other-than-temporary due to the significant deterioration of the financial condition of the investees and our expectation that the investment would not fully recover, or would not recover before they were sold. As a result, we recorded a credit component of other-than temporary impairment losses of approximately of $28 million, as adjustments to interest and other income (expense), net, in our Consolidated Statement of Operations. The noncredit component of these impairment losses, which is recognizable in accumulated other comprehensive income, was immaterial. See Note 2, section “Investments”, for additional details.

Foreign Exchange and Interest Rate Contracts

Foreign currency forward contracts, interest-rate swap agreements and foreign currency option contracts are financial instruments with carrying values that approximate fair value. The fair value of foreign currency forward contracts is based on the estimated amount at which they could be settled based on market exchange rates. The fair value of the interest-rate swap agreements and the foreign currency option contracts is obtained from dealer quotes and represents the estimated amount we would receive or pay to terminate the agreements. However, analysis of market data is required to develop these estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange.

Liabilities

Accounts payable, other accrued expenses and short-term debt are financial liabilities with carrying values that approximate the fair value. For our publicly traded Senior Notes, estimates of fair value are based on a calculation that uses market prices of similar instruments. For other debt, fair value is estimated based on rates currently available to us for debt with similar terms and remaining maturities. See Note 9, “Borrowing Arrangements” for details.

4.    Derivative Instruments and Hedging Activities

On December 29, 2008, we adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133,” (SFAS 161). SFAS 161 expanded the disclosure requirements for derivative instruments and hedging activities. Under SFAS 161, we have provided enhanced disclosures addressing how and why we use derivative instruments, how we account for derivative instruments and related hedged items under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities, as amended” (SFAS 133) and its related interpretations, and how derivative instruments and related hedged items affect our financial position, financial performance and cash flows.

SFAS 133 requires us to recognize all of our derivative instruments as either assets or liabilities in our statement of operations at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument based upon the exposure being hedged as a cash flow hedge or a fair value hedge. All derivatives are recognized in our Consolidated Balance Sheet at fair value in accordance with SFAS 157 (see Note 3, Fair Value) and are reported in Prepaid expenses and other current assets, net, and Accrued liabilities and other. Classification of all of our derivatives are current because the maturity of the instrument is less than 12 months.

We are exposed to certain risks relating to our ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange rate risk and interest rate risk. Option and forward contracts on various foreign currencies are entered into to manage the foreign currency exchange rate risk on forecasted revenue and inventory purchases denominated in foreign currencies. Other forward foreign exchange contracts are entered into to hedge against changes in the functional currency value of monetary assets and liabilities denominated in a non functional currency. We also use natural hedges by purchasing components and incurring expenses in local currencies.

We are exposed to interest rate risk that is generated by our corporate borrowing activities. Our management has decided that it will have discretion over the levels of fixed and floating rate interest rate exposure present in our debt portfolios, and that derivative instruments may be employed to achieve a desired mix. Approved financial instruments for managing interest rate risk are limited to plain vanilla interest rate swaps.

Gross fair value of derivatives:

	June 30, 2009
(in Millions)	Foreign Exchange Contracts		Equity Contracts		Interest Rate Contracts		Total Derivatives

Assets
Derivatives not designated as hedging instruments
Other Current Assets	$28	(1)	$—		$—		$28
Non-current investments	—		1	(3)	—		1

Total	28		1		—		29

Derivatives designated as hedging instruments
Other Current Assets	5	(1)	—		4	(2)	9

Total	5		—		4		9

Total assets	33		1		4		38

Liabilities
Derivatives not designated as hedging instruments
Other Current Liabilities	(18	)(1)	—		—		(18)

Total	(18)						(18)

Derivatives designated as hedging instruments
Other Current Liabilities	(2	)(1)	—		—		(2)

Total	(2)		—		—		(2)

Total liabilities	(20)		—		—		(20)

Total derivatives	$13		$1		$4		$18

(1)	See Note 3, Fair Value, for more information regarding our foreign exchange contracts.
(2)	See Note 3, Fair Value, for more information regarding our interest rate contracts.
(3)	See Note 9, Borrowing Arrangements, for more information regarding our trading securities.

Cash Flow Hedges

We have significant international sales and purchase transactions denominated in foreign currencies. As a result, we purchase currency option and forward contracts as cash flow hedges to reduce certain foreign currency exposures that can be identified and quantified. These contracts expire within 12 months. We are primarily exposed to changes in exchange rates for the Euro, Japanese Yen and British Pound.

Our hedging contracts are primarily intended to protect against changes in the value of the U.S. dollar. Accordingly, for forecasted transactions, U.S. dollar functional subsidiaries hedge foreign currency revenues and non-U.S. dollar functional subsidiaries selling in foreign currencies hedge U.S. dollar inventory purchases. Changes in the fair value of our derivatives designated as a cash flow hedge are recorded, net of applicable taxes, in the accumulated other comprehensive income, a component of stockholders’ equity. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the derivative that is deferred in stockholders’ equity is released to revenue and cost of sales, and reported in the Consolidated Statement of Operations based on the nature of the underlying cash flow hedged. The net gains or losses relating to ineffectiveness were not material for fiscal 2009.

(In Millions)	2009
Cash-Flow Hedges
Effective Portion
Gain Recognized in OCI	$77
Gain reclassified from OCI into revenue/expense	76
Amount excluded from effectiveness assessment and ineffective portion
Gain (loss) recognized in other income/expense	4

Fair Value Hedges

We enter into interest rate derivatives to modify our aggregate exposure to interest rates generated by our borrowing activities. Interest rate derivatives will not be entered into on a regular basis, but when there is a desire to modify our interest rate exposure with respect to our fixed rate borrowings or other ordinary obligations. These transactions are characterized as “fair value” hedges for financial accounting purposes because they protect us against changes in the fair value of our fixed rate borrowings or other obligations due to interest rate movements. Interest rate derivatives in this category will be denominated in the same currency as the relevant hedged debt instrument. For our Senior Notes, we have hedged against the risk of changes in fair value associated with their fixed interest rate by entering into fixed-to-variable interest rate swap agreements, designated as fair value hedges, of which four are outstanding, with a total notional amount of $550 million as of June 30, 2009. Our Senior Notes are due on August 15, 2009 (see Note 9).

The gains and losses on our fair value hedges, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. Hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, which is the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. Our interest rate swaps qualify as perfectly effective fair value hedges and therefore there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreements are recorded as either an other asset or other liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in other assets, or accrued liabilities.

Non SFAS 133 Balance Sheet Hedging Strategy

Our balance sheet hedges are designed to hedge the gains and losses generated by remeasurement of nonfunctional currency denominated monetary assets and liabilities. The program is designed so that hedging transactions are entered into to reduce or eliminate the risk that foreign currency exchange rate fluctuations will adversely impact the functional currency value of nonfunctional currency denominated monetary assets and liabilities. To manage these foreign currency risk exposures, we enter into forward contracts to offset the recognized remeasurement gains and losses. These contracts are entered into at the beginning of a designated fiscal month and mature after the end of such month. In some cases, these transactions may be entered into in the middle of the month to adjust existing hedges for changes in existing or anticipated nonfunctional currency denominated monetary assets and liabilities. These are generally hedges of less than 3 months in duration.

Currency transaction gains (losses), net of our hedging activities derived from monetary assets and liabilities stated in a currency other than the functional currency, are recognized in Selling, general and administrative (SG&A) expenses in our Consolidated Statements of Operations. Losses recognized in SG&A expense on non-designated foreign exchange contracts was $114 million in fiscal 2009.

Credit Risk

We manage our counterparty credit risk by monitoring the financial health of the banks with whom we have option and forward contracts on foreign currency and interest rate swaps by analyzing the banks’ credit rating and the Credit Default Swap (CDS) spread, or the price, denominated in basis points, to obtain a contract to protect against default of an underlying financial instrument. A company with a higher CDS spread is considered more likely to default by the market. Our option or forward contracts do not have credit risk related contingent features such as the requirement for immediate payment of any net liability position in the event a rating agency were to downgrade our Senior Notes.

Derivative Activity

We had the following net outstanding foreign currency contracts (in millions of USD):

Foreign Currency Contract	As of June 30, 2009
Euro	$228
Great British pound	165
Swiss franc	95
Swedish kroner	46
Japanese yen	30

5.    Balance Sheet Details

Inventories

At June 30, Inventories consisted of the following (in millions):

	2009	2008
Raw materials	$102	$154
Work in process	52	90
Finished goods	412	436

	$566	$680

As of June 30, 2009 and 2008, our inventory balances were net of reserves of approximately $83 million and $88 million, respectively.

Prepaid Expenses and Other Current Assets, Net

At June 30, Prepaid expenses and other current assets, net, consisted of the following (in millions):

	2009	2008
Receivables — other	$278	$351
Other prepaid expenses and other current assets, net	717	867

	$995	$1,218

Property, Plant and Equipment, Net

On January 25, 2008, we sold our Louisville, Colorado facility which included buildings, leasehold improvements and land, in a sale-leaseback transaction for $58.5 million in cash, net of $1.5 million of closing costs. We recognized the entire gain of $28 million in our fiscal year ended June 30, 2008, as an offset to our selling, general and administrative expenses in our Consolidated Statements of Operations. Cash received from the transaction was netted against purchases of property, plant and equipment in our Consolidated Statements of Cash Flow. In conjunction with the transaction, we entered into a lease for the same facility. Under the terms of the agreement, we leased certain portions of the facility until December 31, 2008. We did not retain more than a minor portion of the property as the present value of the rental for this leaseback represents less than ten percent of the fair value of the asset sold. Accordingly, we recognized the entire gain on disposal in the financial statements for our fiscal year ended June 30, 2008.

We committed to the closure of our Newark, California facility as a result of the restructuring plan during fiscal 2006. Management estimated the fair value of these assets using either available market prices or third-party appraisals and adjusted the carrying value of the facility to its fair value less costs to sell. These adjustments resulted in a $80 million impairment loss for Newark recorded in fiscal 2006. During fiscal 2007, we entered into sale-leaseback transactions for our Newark, California and Burlington, Massachusetts campuses. In July 2006, we sold our Newark facility for approximately $213 million, net of $1 million in closing costs. In June 2007, we sold our Burlington, Massachusetts, facility which included buildings, leasehold improvements and land, in a cash transaction for $212 million, net of $3 million of closing costs and entered into a lease for the same facilities. Under the terms of the agreement, we will lease a majority of the properties until fiscal 2014 and shall have the right to extend the term for two successive periods of five years each, with respect to all of the premises. Of the $90 million gain on the Burlington, Massachusetts transaction, we recognized $39 million in our fiscal year ended June 30, 2007, as an offset to our selling, general and administrative expenses and deferred the remaining $51 million (see Other non-current obligations).

At June 30, Property, plant and equipment, net consisted of the following (in millions):

	2009	2008
Machinery and equipment	$2,157	$2,429
Land, buildings and building improvements	1,091	1,084
Capitalized software	513	624
Leasehold improvements	437	521
Furniture and fixtures	186	222

	4,384	4,880
Less accumulated depreciation and amortization	(2,768)	(3,269)

	$1,616	$1,611

Depreciation expense was $397 million, $377 million and $407 million for fiscal 2009, 2008 and 2007, respectively.

Accrued Liabilities and Other

At June 30, Accrued liabilities and other consisted of the following (in millions):

	2009	2008
Restructuring liabilities	$151	$173
Acquisition-related restructuring liabilities	—	17
Other accrued liabilities	832	915

	$983	$1,105

Warranty Reserve

We accrue for our product warranty costs at the time of shipment. These product warranty costs are estimated based upon our historical experience and specific identification of product requirements and may fluctuate based on product mix.

The following table sets forth an analysis of warranty reserve activity (in millions):

Balance at June 30, 2007	$220
Charged to costs and expenses	290
Utilized	(304)

Balance at June 30, 2008	$206
Charged to costs and expenses	200
Utilized	(263)

Balance at June 30, 2009	$143

Other Non-Current Obligations

At June 30, Other non-current obligations, consisted of the following (in millions):

	2009	2008
Income taxes liabilities, net	$247	$316
Restructuring liabilities	140	163
Deferred settlement income from Microsoft	352	352
Other non-current obligations	237	305

	$976	$1,136

In connection with the sale-leaseback of our Burlington, Massachusetts, facility we deferred $51 million of the gain on sale in fiscal year 2007. Of the initial amount deferred, $6 million remains in Accrued liabilities and other and $38 million remains in Other non-current obligations at June 30, 2009. The amounts deferred will be amortized as an offset to selling, general and administrative expenses over the remaining lease term. In fiscal year 2009 we recognized $6 million of the deferred gain as an offset to our selling, general and administrative expenses.

Accumulated Other Comprehensive Income

At June 30, the components of Accumulated other comprehensive income, reflected in the Consolidated Statements of Stockholders’ Equity consisted of the following (in millions):

	2009	2008	2007
Accumulated net unrealized gains (losses) on investments	$(23)	$(13)	$11
Accumulated net unrealized holding losses on derivatives	(7)	(9)	(5)
Accumulated net unrealized pension-related benefit (expense), net of tax	21	12	(26)
Cumulative translation adjustments	359	503	334
Cumulative effect of adoption of FSP 115-2	(3)	—	—

	$347	$493	$314

At June 30, the net change in unrealized gains (losses) on investments consisted of the following (in millions):

	2009	2008	2007
Net unrealized gains (losses)	$(32)	$(14)	$9
Recognized in net (income) loss for the period	22	(10)	(7)

Net change in unrealized gains (losses) on investments	$(10)	$(24)	$2

6.    Business Combinations

A summary of our acquisitions for the fiscal years ended June 30, 2009 and 2008 is included in the following table (in millions). Acquisitions in fiscal 2007 were immaterial:

Entity Name and Description of Acquisition	Date	Form of Consideration		Goodwill	Developed Technology	Other Intangible Assets	Net Tangible Assets (Liabilities) and Unearned Compensation		IPRD
Fiscal 2009 Acquisitions
Fiscal 2009 acquisitions	01/09	$57	Cash paid	$40	$14	$1	$		$3
		1	Cash paid for acquisition costs

		$58
Fiscal 2008 Acquisitions
MySQL	02/08	$797	Cash paid	$711	$82	$103		$(20)	$28
Database Software		102	Fair value of options assumed
		5	Cash paid for acquisition costs

		$904
Other fiscal 2008 acquisitions	Various	$160	Cash paid	$103	$21	$36		$—	$3
		3	Cash paid for acquisition costs

		$163

Acquisitions in Fiscal 2009

During fiscal 2009, we acquired one company and purchased certain technology and development assets for a total purchase price of approximately $58 million. We recorded approximately $40 million of goodwill, $15 million of identifiable intangible assets and $3 million of in-process research and development in connection with this acquisition. We have included the effects of this transaction in our results of operations prospectively from the respective dates of the acquisition. Projects that qualify for treatment as IPRD have not yet reached technological feasibility and have no alternative use.

Acquisitions Prior to 2009

On February 25, 2008, we acquired all of the outstanding shares of MySQL, a company based in Uppsala, Sweden, for approximately $904 million including $797 million in cash, assumed employee stock options with a fair value (estimated using the Black-Scholes model) of approximately $102 million and transaction costs of $5 million. The options assumed in the acquisition were converted into options to purchase 11.9 million shares of our common stock. MySQL provides open source and proprietary database technology and software as well as services, to a wide range of customers in different industry segments and stages of growth.

During fiscal 2008, we acquired three other companies and purchased certain technology and development assets for a total purchase price of approximately $163 million. We recorded approximately $103 million of goodwill, $57 million of identifiable intangible assets and $3 million of in-process research and development in connection with these acquisitions. We have included the effects of these transactions in our results of operations prospectively from the respective dates of the acquisitions. Projects that qualify for treatment as IPRD have not yet reached technological feasibility and have no alternative use.

Pro forma results of operations have not been presented for MySQL or our other acquisitions because the effects of these acquisitions were not material to our consolidated results of operations on either an individual or on an aggregate basis.

IPRD

For all of our acquisitions, the amounts allocated to purchased IPRD were determined through established valuation techniques in the high-technology industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. Technological feasibility is defined as being equivalent to a beta-phase working prototype in which there is no remaining risk relating to the development. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on our future results of operations or cash flows.

The value assigned to IPRD was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPRD were based on estimates of the relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions.

The rates utilized to discount the net cash flows to their present values were based on weighted-average cost of capital. The weighted-average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that generally range from 12% to 22% were deemed appropriate for valuing the purchased IPRD.

The estimates used in valuing IPRD were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may differ from the projected results.

7.    Goodwill and Other Acquisition-related Intangible Assets, Net

Information regarding our goodwill by operating segment is as follows (in millions):

	Systems Group	Services Group	Total
Balance as of June 30, 2007	$1,278	$1,236	$2,514
Goodwill acquired during the period	609	205	814
Adjustment to acquired companies’ tax and restructuring reserves	(59)	(54)	(113)

Balance as of June 30, 2008	$1,828	$1,387	$3,215
Goodwill acquired during the period	40	—	40
Adjustment to acquired companies’ tax reserves	(32)	(35)	(67)
Impairments	(1,445)	—	(1,445)

Balance as of June 30, 2009	$391	$1,352	$1,743

Information regarding our other acquisition-related intangible assets is as follows (in millions):

	Gross Carrying Amount				Accumulated Amortization				Net
	June 30, 2008	Additions	Impairment	June 30, 2009	June 30, 2008	Additions	Impairment	June 30, 2009	June 30, 2009
Developed technology	$1,007	$14	$—	$1,021	$(753)	$(146)	$—	$(899)	$122
Customer base	731	1	—	732	(523)	(133)	—	(656)	76
Trademark	97	—	—	97	(19)	(9)	—	(28)	69
Acquired workforce and other	120	—	(22)	98	(95)	(8)	7	(96)	2

	$1,955	$15	$(22)	$1,948	$(1,390)	$(296)	$7	$(1,679)	$269

	Gross Carrying Amount			Accumulated Amortization			Net
	June 30, 2007	Additions	June 30, 2008	June 30, 2007	Additions	June 30, 2008	June 30, 2008
Developed technology	$904	$103	$1,007	$(612)	$(141)	$(753)	$254
Customer base	651	80	731	(361)	(162)	(523)	208
Trademark	63	34	97	(14)	(5)	(19)	78
Acquired workforce and other	95	25	120	(93)	(2)	(95)	25

	$1,713	$242	$1,955	$(1,080)	$(310)	$(1,390)	$565

Amortization expense of other acquisition-related intangible assets was $296 million and $310 million for the fiscal years ended June 30, 2009 and June 30, 2008. Our acquisition-related intangible assets are amortized generally over periods ranging between one and five years on a straight-line basis.

Estimated amortization expense for other acquisition-related intangible assets on our June 30, 2009 balance sheet for the fiscal years ending June 30, is as follows (in millions):

2010	$101
2011	53
2012	46
2013	27
2014 and thereafter	42

$269

In accordance with SFAS 142, “Goodwill and Other Intangible Assets” (SFAS 142), we apply a fair value based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. The analysis of potential impairment of goodwill requires a two-step process. The first step is the estimation of fair value. If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

During our quarter ended September 28, 2008, based on a combination of factors, including the current economic environment, our operating results, and a sustained decline in our market capitalization, we concluded that there were sufficient indicators to require us to perform an interim goodwill impairment analysis as of September 28, 2008. As a result, during the first quarter of fiscal 2009, we recorded an impairment charge of $1,445 million which represented our best estimate of the resulting goodwill impairment. We completed our goodwill impairment analysis during the second quarter of fiscal 2009. For the purposes of this analysis, our estimates of fair value were based on a combination of the income approach, which estimates the fair value of our reporting units based on the future discounted cash flows, and the market approach, which estimates the fair value of our reporting units based on comparable market prices. There was no change in the second quarter of fiscal 2009 to the $1,445 million non-cash goodwill impairment charges estimated and recorded in the first quarter of fiscal 2009. In connection with completing our goodwill impairment analysis, we reviewed our long-lived tangible and intangible assets within the impaired reporting unit under SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We determined that the forecasted undiscounted cashflows related to these assets or asset groups were in excess of their carrying values, and therefore these assets were not impaired.

8.    Restructuring Charges and Related Impairment of Long-Lived Assets

In accordance with SFAS 112, “Employers’ Accounting for Post Employment Benefits” (SFAS 112) and SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146), we recognized a total of $395 million, $263 million and $97 million in restructuring and related impairment of long-lived assets for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. The determination of when we accrue for severance costs and which standard applies depends on whether the termination benefits are provided under a one-time benefit arrangement as defined by SFAS 146 or under an on-going benefit arrangement as described in SFAS 112.

We estimated the cost of exiting and terminating our facility leases or acquired leases by referring to the contractual terms of the agreements and by evaluating the current real estate market conditions. In addition, we have estimated sublease income by evaluating the current real estate market conditions or, where applicable, by referring to amounts being negotiated. Our ability to generate this amount of sublease income, as well as our ability to terminate lease obligations at the amounts we have estimated, is highly dependent upon the commercial real estate market conditions in certain geographies at the time we perform our evaluations or negotiate the lease termination and sublease arrangements with third parties. The amounts we have accrued represent our best estimate of the obligations we expect to incur and could be subject to adjustment as market conditions change.

Restructuring Plan IX

In November 2008, we initiated a restructuring plan to further align our resources with our strategic business objectives through reducing our workforce by approximately 5,000 to 6,000 employees. Under this plan, we estimate in total that we will incur between $500 million to $700 million in severance and benefit costs. Through the end of fiscal year 2009, we notified approximately 4,200 employees and recognized total related severance and benefit costs of $303 million. The remainder of the estimated costs under this restructuring plan are expected to be incurred through the end of fiscal 2010.

Restructuring Plan VIII

In May 2008, we initiated a restructuring plan to further align our resources with our strategic business objectives. Under this plan, we estimate in total that we will incur between $170 million to $220 million in severance and benefit costs. Through the end of fiscal year 2009, we notified 1,950 employees and recognized total related severance and benefit costs of $167 million. All employees to be terminated under these plans have been notified and all facilities relating to the amounts accrued under these restructuring plans have been exited.

Restructuring Plan VII

In August 2007, we initiated a restructuring plan to further align our resources with our strategic business objectives (Restructuring Plan VII). Through the end of fiscal year 2009, we notified approximately 1,450 employees of their termination and recognized total related severance and benefit costs of $131 million. Additionally, we incurred $6 million in expenses related to facilities other restructuring related charges. All employees to be terminated under these plans have been notified and all facilities relating to the amounts accrued under these restructuring plans have been exited.

Restructuring Plans Prior to Phase VII

Prior to the initiation of Restructuring Plans VII, VIII and IX, we implemented certain workforce reduction and facilities exit actions. All employees to be terminated under these plans have been notified and all facilities relating to the amounts accrued under these restructuring plans have been exited.

The following table sets forth an analysis of our restructuring accrual activity (in millions):

	Restructuring Plans
	IX	VIII		VII		Prior to VII	Total
	Severance and Benefits	Severance and Benefits	Facilities Related and Other	Severance and Benefits	Facilities Related and Other	Severance, Benefits, Facilities Related, and Other
Balance as of June 30, 2006	—	—	—	—	—	$460	$460
Severance and benefits	—	—	—	—	—	68	68
Property and equipment impairment	—	—	—	—	—	19	19
Provision adjustments	—	—	—	—	—	10	10

Total restructuring charges	—	—	—	—	—	$97	$97
Cash paid	—	—	—	—	—	(253)	(253)
Non-cash	—	—	—	—	—	(29)	(29)

Balance as of June 30, 2007			—	—	—	$275	$275
Severance and benefits	—	107	—	141	—	—	248
Property and equipment impairment	—	—	—	—	6	—	6
Provision adjustments	—	—	—	(6)	—	15	9

Total restructuring charges	$—	$107	$—	$135	$6	$15	$263
Cash paid	—	—	—	(115)	(4)	(80)	(199)
Non-cash	—	—	—	—	—	(3)	(3)

Balance as of June 30, 2008	$—	$107	$—	$20	$2	$207	$336
Severance and benefits	303	67	—	—	—	—	370
Accrued lease costs	—	—	18	—	—	18	36
Provision adjustments	—	(7)	—	(4)	—	—	(11)

Total restructuring charges	$303	$60	$18	$(4)	$—	$18	$395
Cash paid	(212)	(158)	(3)	(16)	(1)	(46)	(436)
Translation Adjustments	2	(3)	—	—	—	(3)	(4)

Balance as of June 30, 2009	$93	$6	$15	$—	$1	$176	$291

The restructuring charges are based on estimates that are subject to change. Changes to the previous estimates have been reflected as “Provision adjustments” on the table in the period the changes in estimates were determined. As of June 30, 2009, our estimated sublease income to be generated from sublease contracts not yet negotiated approximated $17 million. Accrued lease costs include accretion expense associated with the passage of time.

The remaining cash expenditures relating to workforce reductions are expected to be paid through the end of fiscal 2010. Our accrual as of June 30, 2009, for facility-related leases (net of anticipated sublease proceeds), will be paid over their respective lease terms through fiscal 2024. As of June 30, 2009, of the total $291 million accrual for workforce reductions and facility-related leases, $151 million was classified as current accrued liabilities and other and the remaining $140 million was classified as other non-current obligations.

We anticipate recording additional charges related to our workforce and facilities reductions over the next several quarters, the timing of which will depend upon the timing of notification of the employees leaving as determined by local employment laws and as we exit facilities.

9.    Borrowing Arrangements

As of June 30, 2009 and 2008, the balance of long-term debt is as follows (in millions):

	Maturities	June 30, 2009	June 30, 2008
0.625% Convertible Notes	2012	$350	$350
Less: Unamortized discount		(42)	(56)

Net carrying amount of 0.625% Convertible Notes		$308	$294

0.75% Convertible Notes	2014	$350	$350
Less: Unamortized discount		(72)	(86)

Net carrying amount of 0.75% Convertible Notes		$278	$264

Net carrying amount of 0.625% and 0.75% Convertible Notes	2012, 2014	586	558
7.65% Senior Notes	2009	550	550
Interest rate swap agreements(1)		4	21
Other		(5)	(6)

Total borrowing arrangements		$1,135	$1,123

Less: current maturities		(554)	—

Total carrying value long-term borrowing arrangements		$581	$1,123

Total fair value of long-term borrowings arrangements(1)		$670	$1,165

Total fair value of current maturities(1)		$552	$—

(1)	See Note 4, Derivative Instruments and Hedging Activities, for more information regarding our interest rate contracts.

In August 1999, we issued $1.5 billion of unsecured senior debt securities in four tranches (the Senior Notes) of which $550 million is due on August 15, 2009 and bears interest at 7.65%. Interest on the Senior Notes is payable semi-annually. We may redeem all or any part of the Senior Notes at any time at a price equal to 100% of the principal plus accrued and unpaid interest in addition to an amount determined by a quotation agent, representing the present value of the remaining scheduled payments. The Senior Notes are subject to compliance with certain covenants that do not contain financial ratios. We are currently in compliance with these covenants. If we failed to be in compliance with these covenants, the trustee of the Senior Notes or holders of not less than 25% in principal amount of the Senior Notes would have the ability to demand immediate payment of all amounts outstanding. In addition, we also entered into various interest-rate swap agreements to modify the interest characteristics of the Senior Notes so that the interest associated with the Senior Notes effectively becomes variable. For our publicly traded Senior Notes, estimates of fair value are based on market prices. For our other debt, fair value is calculated based on rates currently estimated to be available to us for debt with similar terms and remaining maturities.

Interest expense on our Senior Notes, including the effect of related interest rate swap agreements was $17 million, $30 million and $39 million in fiscal 2009, 2008, and 2007, respectively.

On August 17, 2009, we repaid the last tranche of our Senior Notes of $550 million plus accrued interest. In addition, the related interest rate swap was settled.

In January 2007, we issued $350 million principal amount of 0.625% Convertible Senior Notes due February 1, 2012 and $350 million principal amount of 0.75% Convertible Senior Notes due February 1, 2014 (the Convertible Notes), to KKR PEI Solar Holdings, I, Ltd., KKR PEI Solar Holdings, II, Ltd. and Citibank, N.A. in a private placement. We received proceeds of $700 million from the Convertible Notes and incurred net transaction costs of approximately $9 million, which were allocated proportionately to the 2012 Notes and the 2014 Notes. The net transaction costs of $9 million included: $8 million paid to Kohlberg Kravis Roberts & Co., L.P. (the sponsor) and recorded as a discount on debt in Long-term debt, and $1 million of other costs recorded in Other non-current assets, net. The net transaction costs are being amortized to interest expense ratably over five years for the 2012 Notes and seven years for the 2014 Notes. The Convertible Notes are being carried at cost less unamortized discount. The 2012 Notes and 2014 Notes were each issued at par and bear interest at 0.625% and 0.75% per annum, respectively. Interest is payable semi-annually in arrears on February 1 and August 1, beginning August 1, 2007.

Each $1,000 of principal of the Convertible Notes was initially convertible into 34.6619 shares of our common stock (or a total of approximately 24 million shares), which is the equivalent of $28.85 per share, subject to adjustment upon the occurrence of specified events set forth under terms of the Convertible Notes. Upon conversion, we would pay the holder the cash value of the applicable number of shares of our common stock, up to the principal amount of the note. Amounts in excess of the principal amount, if any, may be paid in cash or in stock, at our option. Holders may convert their Convertible Notes into common stock on a net settlement basis prior to the close of business on the business day immediately preceding the maturity date as follows:

•

During any calendar quarter, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter exceeds 130% of the conversion price per share of common stock on the last day of such preceding calendar quarter;

•

During the five business day period immediately after any five consecutive trading day period (the Measurement Period) in which the trading price per $1,000 principal amount of notes for each day of such Measurement Period was less than 98% of the product of the closing price of the common stock on such date and the conversion rate on such date;

•

If we elect to distribute to all holders of common stock (i) rights or warrants entitling all holders of our common stock to subscribe for or purchase, for a period expiring within 60 days after the record date for such distribution, shares of our common stock at less than the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, or (ii) cash, debt securities (or other evidences of debt) or other assets (excluding certain dividends or distributions), which distribution, together with all other distributions within the preceding twelve months, has a per share value exceeding 10% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution;

•

If a change in control occurs or if we are a party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets; or

•	At any time from January 1, 2012 (for the 2012 Notes) and January 1, 2014 (for the 2014 Notes) until the close of business on the business day immediately preceding their maturity dates.

Holders who convert their Convertible Notes in connection with a change in control may be entitled to a make-whole premium in the form of an increase in the conversion rate. In addition, upon a change in control, liquidation, dissolution or de-listing, the holders of the Convertible Notes may require us to repurchase for cash all or any portion of their Convertible Notes for 100% of the principal amount. As of June 30, 2009, none of the conditions allowing holders of the Convertible Notes to convert or requiring us to repurchase the Convertible Notes had been met.

Under the terms of the Convertible Notes, we filed a shelf registration statement regarding the Convertible Notes with the Securities and Exchange Commission. In addition, we must maintain the effectiveness of the shelf registration statement until such time as all of the Convertible Notes or underlying shares of our common stock have been sold under the shelf registration statement or Rule 144 under the Securities Act of 1933, as amended (the Securities Act), or are eligible for sale under Rule 144(k). If we fail to meet these terms, we will be required to pay additional interest on the Convertible Notes in the amount of 0.25% per annum.

Concurrent with the issuance of the Convertible Notes, we entered into note hedge transactions with a financial institution whereby we have the option to purchase up to 24 million shares of our common stock at a price of $28.84 per share, and we sold warrants to the same financial institution whereby they have the option to purchase up to 24 million shares of our common stock. The separate note hedge and warrant transactions were structured to reduce the potential future share dilution associated with the conversion of the Convertible Notes.

The note hedge transactions include an option for us to purchase 12.1 million shares expiring on February 1, 2012, and an option to purchase 12.1 million shares expiring on February 1, 2014. The options may be settled in net shares or cash, at our option. The cost of the note hedge transactions to us was approximately $103 million for the five-year call option and $125 million for the seven-year call option, and has been accounted for as an equity transaction in accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF No. 00-19). The warrants were issued in two tranches, one to purchase 12.1 million shares expiring in May 2012 with a strike price of $36.92, and one to purchase 12.1 million shares expiring in May 2014 with a strike price of $40.40. The warrants may be settled on a net exercise basis, either in shares of stock or cash, at our option. We received approximately $145 million in cash proceeds from the sale of these warrants. The value of the warrants has been classified as equity because they meet all of the equity classification criteria within EITF No. 00-19.

In accordance with SFAS No. 128, Earnings Per Share (SFAS 128), the Convertible Notes will have no impact on diluted earnings per share, or EPS, until the price of our common stock exceeds the conversion price (initially $28.84 per share) because the principal amount of the Convertible Notes will be settled in cash upon conversion. Prior to conversion we will include the effect of the additional shares that may be issued if our common stock price exceeds the conversion price, using the treasury stock method.

Also, in accordance with SFAS 128, the warrants sold in connection with the hedge transactions will have no impact on EPS until our share price exceeds $36.92 for the warrants that expire on May 1, 2012 and $40.40 for the warrants that expire on May 1, 2014. Prior to exercise, we will include the effect of additional shares that may be issued using the treasury stock method. The call options purchased as part of the note hedge transactions are anti-dilutive and therefore will have no impact on EPS.

On August 5, 2009, we gave notice to the holders of our Convertible Notes of an anticipated fundamental change and the holders’ ability to convert, in accordance with the indentures governing the Convertible Notes. The notice was given in contemplation of the closing of the proposed acquisition by Oracle through the merger of a wholly-owned subsidiary of Oracle with and into us. See Note 17 for further details on completion of the acquisition and related impact on our Convertible Notes.

Uncommitted lines of credit

At June 30, 2009 and June 30, 2008, we and our subsidiaries had uncommitted lines of credit aggregating approximately $232 million and $277 million, respectively. No amounts were drawn from these lines of credit as of June 30, 2008 and June 30, 2007. Interest rates and other terms of borrowing under these lines of credit vary from country to country depending on local market conditions at the time of borrowing. There is no guarantee that the banks would approve our request for funds under these uncommitted lines of credit.

10.    Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are determined based on the difference between the U.S. GAAP financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In the fiscal years ended June 30, income (loss) before income taxes and the provision for (benefit from) income taxes consisted of the following (in millions):

	2009	2008	2007
Income (loss) before income taxes:
United States	$(2,339)	$129	$118
Foreign	128	455	454

Total income (loss) before income taxes	$(2,211)	$584	$572

Provision for (benefit from) income taxes:
Current:
United States federal	$(25)	$(122)	$(46)
State	(6)	4	(9)
Foreign	110	154	126

Total current income taxes	79	36	71
Deferred:
United States federal	2	220	33
State	(6)	(23)	3
Foreign	(24)	(36)	(1)

Total deferred income taxes	(28)	161	35

Provision for income taxes	$51	$197	$106

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax assets and liabilities, at June 30, were as follows (in millions):

	2009	2008
Deferred tax assets:
Inventory valuation	$22	$35
Reserves and other accrued expenses	167	195
Compensation not currently deductible	207	155
Net operating loss carryforwards	618	321
Deferred revenue	310	259
Tax credits carryforward	878	716
Investment impairments	55	57
Restructuring liability	75	114
Acquisition-related intangibles	169	89
Tax credits on unremitted earnings of foreign subsidiaries	551	380
Fixed assets	185	227
Convertible notes	12	16
Other	98	70

Gross deferred tax assets	3,347	2,634
Valuation allowance	(2,327)	(1,586)

Realizable deferred tax assets	1,020	1,048
Deferred tax liabilities:
Net unremitted earnings of foreign subsidiaries	(659)	(644)
Acquisition-related intangibles	(12)	(56)
Other	(94)	(58)

Gross deferred tax liabilities	(765)	(758)

Net deferred tax assets	$255	$290

The following table presents an analysis of our valuation allowance activity (in millions):

Total
Balance at June 30, 2007	$(2,307)
Changes to income tax provision	572
Changes to other accounts	149

Balance at June 30, 2008	$(1,586)
Changes to income tax provision	(738)
Changes to other accounts	(3)

Balance at June 30, 2009	$(2,327)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the difference, for fiscal years ended June 30, were as follows (in millions):

	2009	2008	2007
Expected tax rate at 35%	$(764)	$205	$200
State income taxes, net of federal tax benefit	1	5	5
Foreign income taxes	42	(40)	(29)
Repatriation of foreign earnings	—	—	(14)
General business tax credits	(39)	(22)	(91)
Valuation allowance	414	59	82
Settlements of audits and expiration of statutes, net	(17)	(4)	(39)
Goodwill impairment	416	—	—
Other	(2)	(6)	(8)

Provision for income taxes	$51	$197	$106

The adoption of the FSP APB 14-1 had the effect of decreasing our deferred tax assets and valuation allowance for deferred tax assets by approximately $71 million.

U.S. income taxes have been provided on all undistributed earnings of our foreign subsidiaries. As of June 30, 2009, there are no earnings that are considered to be permanently invested in operations outside of the U.S. However, we may elect to permanently invest in operations outside of the U.S. in the future.

As of June 30, 2009, we had aggregate federal net operating loss carryforwards of $698 million. If not utilized, these carryforwards will expire in fiscal years 2012 through 2029. The use of the federal net operating loss carryforwards in any one fiscal year is limited due to prior changes in ownership incurred by acquired companies. As of June 30, 2009, we had aggregate state net operating loss carryforwards of $1,590 million. If not utilized, these carryforwards will expire in fiscal years 2010 through 2029.

As of June 30, 2009, we had aggregate foreign net operating loss carryforwards of $1,073 million. Foreign net operating loss carryforwards of $129 million, if unused, will expire in fiscal years 2011 through 2029. The remaining foreign operating loss carryforwards of $944 million have an indefinite life.

As of June 30, 2009, we had federal and state tax credit carryforwards for income tax purposes of $693 and $388 million, respectively. If not utilized, federal credits of $688 million will expire in fiscal years 2011 through 2029. The remaining federal tax credit carryforwards of $5 million have an indefinite life. State tax credit carryforwards of $55 million will expire in fiscal years 2010 through 2027. The remaining state tax credit carryforwards of $333 million have an indefinite life.

For fiscal 2009, the provision does not reflect the tax savings resulting from deductions associated with our various stock option plans. For fiscal 2008 and 2007, the provision includes a reduction in income taxes payable in the U.S. of $3 million and $24 million, respectively, from deductions associated with our various stock option plans with a credit to stockholders’ equity.

Deferred tax assets of approximately $12 million relate to convertible debt. When realized, the reversal of the valuation allowance will be accounted for as a credit to stockholders’ equity rather than as a reduction to the income tax provision.

Deferred tax assets of approximately $14 million as of June 30, 2009 pertain to certain net operating loss carryforwards attributable to deductions related to convertible debt. When realized, the reversal of the valuation allowance will be accounted for as a credit to stockholders’ equity rather than as a reduction to the income tax provision.

Deferred tax assets of approximately $5 million pertain to certain deductible temporary differences and net operating loss carryforwards acquired in certain purchase business combinations. Any subsequent reduction of that portion of the valuation allowance and the recognition of the associated tax benefits will be recorded to our provision for income taxes upon our adoption of Statement 141(R) in fiscal 2010.

In connection with our fiscal 2009 acquisitions, we recorded $40 million of goodwill. The total amount is expected to be deductible for tax purposes over 15 years. For fiscal 2008, we recorded $814 million of goodwill. Of that total amount, approximately $686 million is expected to be deductible for tax purposes over 15 years. Refer to Footnote 6 of our consolidated financial statements for further information regarding business combinations.

We believe it is more likely than not that $255 million of deferred tax assets will be realized in the foreseeable future. Realization of our net deferred tax assets is dependent upon our generation of sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences, net operating loss carryforwards, and from tax credit carryforwards. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent fiscal years and our forecast of future taxable income. In determining future taxable income, we are responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

On July 1, 2007 we adopted FIN 48. As a result of the implementation of FIN 48, we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

We classify our unrecognized tax benefits as other non-current obligations in the accompanying Consolidated Balance Sheet. The aggregate changes in the balance of gross unrecognized tax benefits were as follows (in millions):

	2009	2008
Balance, beginning of the year	$286	$432
Increases related to tax positions of the current year	33	10
Increases related to tax positions of prior years	12	30
Reductions for tax positions of prior years	(23)	(135)
Lapse of statute of limitations	(78)	(51)
Settlements	(11)	0

Balance, end of year	$219	$286

The total amount of gross unrecognized tax benefits was $219 million as of June 30, 2009. Of this amount, $98 million would benefit our tax provisions if realized.

Our policy is to recognize interest and penalty expense associated with uncertain tax positions as a component of income tax expense in the consolidated statements of operations. During fiscal 2009, interest and penalties included in income tax expense was $13 million. For fiscal 2008, interest and penalties included in income tax expense was not material. We had $15 million and $35 million of accrued interest and penalties related to unrecognized tax benefits as of June 30, 2009 and as of June 30, 2008, respectively.

During fiscal 2008, we settled the Internal Revenue Service income tax audits for fiscal 2003 through 2005. As a result of the settlement of these IRS audits, we reduced our liability for net unrecognized tax benefits by $132 million, of which $4 million resulted in a tax benefit, $27 million resulted in an increase to additional-paid-in-capital and the remainder was offset by utilization of our net operating loss carryovers and reversal of the valuation allowance.

We are currently under examination by the IRS for tax returns filed for fiscal years 2006 and 2007. Although the ultimate outcome is unknown, we have reserved for potential adjustments that may result from the examination and we believe that the final outcome will not have a material effect on our results of operations.

We conduct business globally and, as a result, file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, France, Germany, Japan, the Netherlands, United Kingdom and the United States. With few exceptions, we are no longer subject to U.S. federal, state, local, and non-U.S. income tax examinations for fiscal years before 2001.

Although the timing of the resolution and/or closure on audits is highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits could significantly change within the next 12 months. We believe it is reasonably possible that there could be a reduction in our tax liabilities up to $19 million within the next 12 months.

11.    Commitments and Contingencies

Operating Lease Commitments

We lease certain facilities and equipment under non-cancelable operating leases. During fiscal 2009, 2008 and 2007, we elected to exit certain building leases and building projects, but still have obligations on these particular facilities. See Note 8 for further detail.

At June 30, 2009, the future minimum annual lease payments for all occupied and exited facility leases were approximately (in millions):

	Non-cancelable Operating Leases	Non-cancelable Subleases	Net Payments
Fiscal 2010	$179	$(15)	$164
Fiscal 2011	147	(13)	134
Fiscal 2012	103	(9)	94
Fiscal 2013	77	(7)	70
Fiscal 2014	52	(6)	46
Thereafter	120	(20)	100

	$678	$(70)	$608

Rent expense under the non-cancelable operating leases was $186 million, $180 million and $186 million in fiscal 2009, 2008 and 2007, respectively.

Asset Retirement Obligations and Environmental Liabilities

We have asset retirement obligations primarily resulting from certain leased facilities where we have contractual commitments to remove leasehold improvements and return the property to a specified condition when the lease terminates. At June 30, 2009 and 2008, the net present value of these obligations was $36 million and $42 million, respectively, and were primarily classified in other non-current obligations. At June 30, 2009 and 2008, the asset balances related to our asset retirement obligations approximated $6 million and $14 million, respectively. The amount of amortization of the associated leasehold assets and accretion expense associated with our asset retirement obligations has not been material.

Guarantees, Letters of Credit and Indemnification Obligations

In the normal course of our business, we issue guarantees and letters of credit to numerous third-parties and for various purposes such as lease obligations, performance guarantees and state and local governmental agencies, requirements. At June 30, 2009, we had approximately $35 million of outstanding financial letters of credit.

In the normal course of business, we may enter into contractual arrangements under which we may agree to indemnify the third party to such arrangement from any losses incurred relating to the services they perform on our behalf or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have not been material.

We utilized several contract manufacturers to manufacture sub-assemblies for our products and to perform final assembly and test of finished products. These contract manufacturers acquire components and build product based on demand information supplied by us. We also obtain individual components for our products from a variety of individual suppliers. We acquire components through a combination of purchase orders, supplier contracts and open orders based on projected demand information. Such purchase commitments are based on our forecasted component and manufacturing requirements and typically provide for fulfillment within agreed-upon lead-times and/or commercially standard lead-times for the particular part or product. We estimate that these contractual obligations at June 30, 2009 were no more than $444 million and were primarily due in less than one year from June 30, 2009. This amount does not include contractual obligations recorded on the Consolidated Balance Sheets as current liabilities. Additionally, we have committed to purchase certain IT outsourced services where we would incur a penalty if the agreement was canceled prior to a contractual minimum term. We estimate that our contractual obligations associated with IT outsourced services at June 30, 2009 were no more than $18 million. Our asset retirement obligations arise from leased facilities where we have contractual commitments to remove leasehold improvements and return the property to a specified condition when the lease terminates.

In fiscal 2006, as part of our service-based sales arrangement involving a governmental institution in Mexico, we were required to issue three guarantee bonds, with the total amount of approximately $41 million, as collateral guaranteeing our performance under the arrangement. The bonds required a security deposit of $41 million, paid to surety companies, which was classified as Other non-current assets, net, in our June 30, 2007 Consolidated Balance Sheet. In fiscal 2008, the security deposit of $41 million was returned to us and replaced with a cash secured letter of credit of $21 million. The deposits of $21 million used to secure the letter of credit are classified as Other non-current assets, net, in our June 30, 2009 Consolidated Balance Sheet.

Litigation and Other Contingencies

In September 2004, private plaintiffs known as “relators” filed an action against us on behalf of the government of the United States in the United States District Court for the District of Arkansas alleging that certain rebates, discounts and other payments or benefits provided by us to our resellers and technology integrators constitute “kickbacks” in violation of the federal Anti-Kickback Act, because such benefits allegedly should have been disclosed to and/or passed on to the government. That action was filed under seal, and the complaint was not unsealed until April 2007. Later in fiscal 2005, the General Services Administration (GSA) began auditing our records under the agreements it had with us at that time. The GSA’s auditors alleged that we failed to provide agreed-upon discounts in accordance with the contracts’ “price reduction clauses” and further alleged that certain pricing disclosures made by us to the GSA were substantially incomplete, false or misleading, resulting in defective pricing. In April 2007, the United States Department of Justice filed a complaint intervening in the lawsuit in Arkansas described above. The government’s complaint includes claims related to both the “kickback” claims in the relators’ original complaint and other claims related to the GSA audit described above, including claims under the federal False Claims Act, breach of contract, and other related claims. The government’s complaint does not identify the amount of damages it claims or intends to claim. The parties continue to discuss the nature of the government’s current and potential claims on our GSA and other government sales. If this matter proceeds to trial, possible sanctions include an award of damages, including treble damages, fines, penalties and other sanctions, up to and including suspension or debarment from sales to the federal government. Although we are interested in pursuing an amicable resolution, we intend to present a vigorous factual and legal defense throughout the course of these proceedings.

Three putative shareholder class actions were filed by individual shareholders on April 20, 2009, April 30, 2009 and April 30, 2009, respectively, in Santa Clara County Superior Court naming us and certain of our officers and directors, as well as Oracle Corporation, as defendants. The complaints, which are similar, seek to enjoin the proposed acquisition by Oracle Corporation and allege claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. The complaints generally allege that the consideration offered in the proposed transaction is unfair and inadequate. On June 16, 2009, the three shareholder actions were consolidated into a single action. On July 2, 2009, plaintiffs in the consolidated action filed a motion for a preliminary injunction to enjoin the shareholders’ meeting scheduled for July 16, 2009. On July 14, 2009, the Court denied plaintiffs’ motion for a preliminary injunction. On August 7, 2009, Defendants filed a demurrer to the consolidated complaint, and on August 24, 2009 Plaintiff’s filed a motion to award attorneys fees incurred in the case. There has been no further activity in this matter as of this date.

As required by SFAS 5, we accrue for contingencies when we believe that a loss is probable and that we can reasonably estimate the amount of any such loss. We have made an assessment of the probability of incurring any such losses and such amounts are reflected in Other non-current obligations in our Consolidated Balance Sheets. Litigation is inherently unpredictable and it is difficult to predict the outcome of particular matters with reasonable certainty and, therefore, the actual amount of any loss may prove to be larger or smaller than the amounts reflected in our Consolidated Financial Statements.

12.    Settlement Income

On March 8, 2002, we filed suit against Microsoft Corporation (Microsoft), pursuant to United States and State of California antitrust and other laws. In February 2003, Microsoft filed four counterclaims against us. The presiding judge dismissed two of the four Microsoft counterclaims.

On April 1, 2004, we entered into several agreements with Microsoft including an agreement to settle all pending litigation between the two companies. Pursuant to the settlement agreement, Microsoft agreed to pay to us the amount of $700 million.

Pursuant to a patent covenant and stand-still agreement, the parties agreed not to sue each other for past damages for patent infringement with respect to the other party’s products and technologies (the Covenant Not to Sue for Damages). Each year until 2014, Microsoft has the option of extending the Covenant Not to Sue for Damages to apply to the preceding year in exchange for an annual extension payment, so long as Microsoft has made all previous annual extension payments and so long as Microsoft has not sued us or authorized licensees of our commercial products for patent infringement prior to such time. At the end of the ten-year term, if Microsoft has made all such payments and not brought any such suits, then each party will automatically grant to the other party irrevocable, non-exclusive, perpetual licenses under all of its patents and patent applications existing at the end of such period in order to allow such other party to continue to commercialize its products shipping at the end of such period. Microsoft also agreed to pay to us the amount of $900 million under this patent covenant and standstill agreement.

Pursuant to a technical collaboration agreement, each party agreed to provide the other party with access to aspects of its desktop and server-based technology for use in developing interoperable server products. Microsoft also agreed to pay to us the amount of $350 million as a prepaid nonrefundable royalty under this technical collaboration agreement.

Based on the agreements with Microsoft described above, we recognized $47 million, $45 million and $54 million in settlement income in the fiscal years ended 2009, 2008 and 2007, respectively, and will maintain a deferred gain of approximately $352 million, primarily related to the prepaid nonrefundable royalty paid by Microsoft under the technical collaboration agreement, as other non-current obligations until the earlier of usage of the royalties by Microsoft or such time as all our obligations have been met.

13.    Stockholders’ Equity

Authorized Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock, with preferences to be determined at the discretion of the Board of the Directors at the time of the issuance. As of June 30, 2009, we have no preferred stock issued and outstanding.

Common Stock Repurchase Programs

On July 31, 2008, our Board of Directors authorized management to repurchase up to $1.0 billion of our outstanding common stock. Under this authorization, the timing and actual number of shares subject to repurchase are at the discretion of management and are contingent on a number of factors, such as levels of cash generation from operations, cash requirements for acquisitions, repayment of debt and our share price.

In May 2007, our Board of Directors authorized management to repurchase up to $3 billion of our outstanding common stock. Under this authorization, the timing and actual number of shares subject to repurchase were at the discretion of management and were contingent on a number of factors, such as levels of cash generation from operations, cash requirements for acquisitions, repayment of debt and our share price. During the fiscal years ended June 30, 2009 and 2008, we repurchased approximately 15 million shares or $130 million and 151 million shares or $2.8 billion, respectively, of common stock under this repurchase authorization. As of September 2008, all funds authorized under the May 2007 authorization were used. During fiscal 2007, we did not repurchase common stock under our prior repurchase authorization announced in February 2001, which was canceled at the inception of the new plan. All repurchases were made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

When treasury shares are reissued, any excess of the acquisition costs of the shares, determined on a first-in-first-out basis, over the proceeds from reissuance is charged to additional paid-in-capital to the extent of previous credits on similar transactions, with any remaining amounts charged to retained earnings.

Stock-based compensation

We have a stock-based compensation program that provides our Board of Directors broad discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options and restricted stock-based awards, including restricted stock units, performance-based restricted stock units and restricted stock awards. These awards are granted under our 2007 Omnibus Incentive Plan, which was approved by our stockholders on November 8, 2007. Stock options and restricted stock unit awards are generally time-based, vesting 25% on each annual anniversary of the grant date over four years. Stock options generally expire eight years from the date of grant. Additionally, we have an Employee Stock Purchase Plan (ESPP) that allows employees to purchase shares of common stock at 95% of the fair market value at the date of purchase. Shares issued as a result of stock option exercises, restricted stock-based awards and our ESPP are generally first issued out of treasury stock. As of June 30, 2009, we had approximately 151 million shares of common stock reserved for future issuance under these plans.

On July 1, 2005, we adopted the provisions of SFAS No. 123(R), “Shared-Based Payment” (SFAS 123(R)), requiring us to recognize expense related to the fair value of our stock-based compensation awards. We elected to use the modified prospective transition method as permitted by SFAS 123(R). Under this transition method, stock-based compensation expense after adoption includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all stock-based compensation awards granted subsequent to July 1, 2005 was based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). We recognize compensation expense for stock option awards on a straight-line basis over the requisite service period of the award.

The following table sets forth the total stock-based compensation expense resulting from stock options, restricted stock awards, ESPP and options assumed as a result of our acquisitions included in our Consolidated Statements of Operations (in millions):

	Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2008	Fiscal Year Ended June 30, 2007
Cost of sales — products	$10	$12	$13
Cost of sales — services	40	38	31
Research and development	59	67	64
Selling, general and administrative	83	97	106

Stock-based compensation expense	$192	$214	$214

Net cash proceeds from the exercise of stock options were $7 million, $77 million, and $163 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

The fair value of stock-based awards were estimated using the Black-Scholes model with the following weighted-average assumptions for the fiscal years ended June 30, 2009, 2008 and 2007, respectively:

	Options
	2009	2008	2007
Expected life (in years)	5.3	4.3	4.6
Interest rate	3.19%	3.38%	4.69%
Volatility	47.13%	41.57%	46.00%
Dividend yield	—	—	—
Weighted-average fair value at grant date	$4.15	$9.64	$9.08

Our computation of expected volatility for the fiscal year ended June 30, 2009, is based on a combination of historical and market-based implied volatility. Our computation of expected life is based on historical settlement patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. Prior to May 2006, our ESPP allowed employees to purchase shares of common stock at 85% of the fair market value at the lower of either the date of enrollment or the date of purchase. Effective May 2006, our ESPP plan was modified to allow employees to purchase shares of common stock at 85% of the fair market value solely at the date of purchase. Accordingly, the Black-Scholes model is no longer used to estimate the fair value of ESPP stock awards granted after May 2006. In April 2009, in connection with the Merger Agreement, we modified our ESPP to provide that the purchase price for shares of common stock purchased under our ESPP will be 95% of the fair market value at the date of purchase for all offering periods beginning after April 19, 2009.

Stock option activity for the fiscal years ended June 30, is as follows (in millions, except per share amounts):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 30, 2006	131	$45.12	4.3	$140
Grants and acquisition-related assumed options	7	20.36
Exercises	(12)	13.84
Forfeitures or expirations	(22)	49.40

Outstanding at June 30, 2007	104	$46.11	3.8	$329
Grants and acquisition-related assumed options	20	9.38
Exercises	(12)	6.67
Forfeitures or expirations	(21)	93.41

Outstanding at June 30, 2008	91	$32.05	3.92	$46
Grants	—	9.14
Exercises	(3)	3.08
Forfeitures or expirations	(20)	69.61

Outstanding at June 30, 2009	68	$22.08	3.27	$15.79

Exercisable at June 30, 2009	56	$23.18	2.67	$9.89

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between our closing stock price on the last trading day of our fiscal 2009 and the exercise price, times the number of shares) that would have been received by the option holders had all option holders exercised their options on June 30, 2009. This amount changes based on the fair market value of our stock. The total intrinsic value of options exercised was $11 million and $124 million for the fiscal years ended June 30, 2009 and June 30, 2008, respectively. The total fair value of options that vested during the fiscal years ended June 30, 2009 and June 30, 2008, was $82 million and $117 million, respectively.

As of June 30, 2009, $84 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of two years.

The following table summarizes our restricted stock award activity for the fiscal years ended June 30, 2009 (in millions, except per share amounts):

	Number of Shares	Weighted-Average Grant Date Fair Value (per share)
Restricted stock at June 30, 2006	12	$16.65

Granted	10	21.15
Vested	(5)	15.18
Forfeited	(2)	18.28

Restricted stock at June 30, 2007	15	$20.01

Granted	11	19.65
Vested	(1)	19.49
Forfeited	(2)	20.00

Restricted stock awards at June 30, 2008	23	$19.90
Granted	16	7.46
Vested	(7)	19.53
Forfeited	(5)	18.00

Restricted stock awards at June 30, 2009	27	$13.08

As of June 30, 2009, we retained purchase rights to 33,495 shares issued pursuant to stock purchase agreements and other stock plans at a weighted-average price of approximately $0.03. As of June 30, 2009, $257 million of total unrecognized compensation costs related to restricted stock based awards is expected to be recognized over a weighted-average period of two years.

Computation of Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed using the weighted-average number of common shares outstanding (adjusted for treasury stock and common stock subject to repurchase activity) during the period. Diluted net income (loss) per common share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares are anti-dilutive when their conversion would increase earnings per share. Dilutive common equivalent shares consist primarily of stock options and restricted stock awards (restricted stock and restricted stock units that are settled in stock).

On November 8, 2007, our stockholders approved a one-for-four reverse stock split, which became effective on November 12, 2007. All references to share and per-share data for all periods presented have been adjusted to give effect to this reverse split.

The following table sets forth the computation of basic and diluted income (loss) per share for each of the past three fiscal years (in millions, except per share amounts):

	Fiscal Years Ended June 30,
	2009	2008	2007
Basic earnings per share
Net income (loss)	$(2,262)	$387	$466
Basic weighted average shares outstanding	747	809	883

Net Income (loss) per common share-basic	$(3.03)	$0.48	$0.53
Diluted earnings per share
Net income (loss)	$(2,262)	$387	$466
Diluted weighted average shares outstanding	747	822	902

Net income (loss) per common share-diluted	$(3.03)	$0.47	$0.52

As a result of our net loss for the fiscal year ended June 30, 2009, all potentially dilutive shares were anti-dilutive and therefore excluded from the computation of diluted net loss per share.

For the fiscal years ended June 30, 2008 and 2007, we added 13 million and 19 million common equivalent shares, respectively, to our basic-weighted-average shares outstanding to compute the diluted weighted-average shares outstanding. We are required to include these dilutive shares in our calculations of net income per share for fiscal 2008 because we earned a profit.

Shares used in the diluted net income per share calculations exclude anti-dilutive common equivalent shares, consisting of stock options, restricted stock awards, written call options and shares associated with convertible notes. These anti-dilutive common shares totaled 113 million shares and 89 million shares for the fiscal years ending June 30, 2008 and 2007, respectively. While these common equivalent shares are currently anti-dilutive, they could be dilutive in the future.

14.    Benefit Plans

Defined contribution plans

We have a 401(k) plan known as the Sun Microsystems, Inc. Tax Deferred Retirement Savings Plan (Plan). The Plan is available to all regular employees on our U.S. payroll and provides employees with tax deferred salary deductions and alternative investment options. The Plan does not provide employees with the option to invest in our common stock. Employees may contribute up to 30% of their salary, subject to certain limitations. We match employees’ contributions to the Plan at a maximum of 4% of eligible compensation up to the annual maximum of $6,800. We expensed $64 million, $80 million and $86 million in the fiscal 2009, 2008 and 2007, respectively, for our contributions to the Plan. Our contributions to the Plan vest 100% upon contribution.

Defined benefit plans

Effective June 30, 2007, we adopted SFAS 158, which requires us to record non-cash adjustments to recognize the funded status of each of our defined pension and postretirement benefit plans as a net asset or liability in our statement of financial position with a corresponding amount recorded in accumulated other comprehensive income, and to recognize changes in that funded status in the year in which changes occur through comprehensive income. Upon adoption, SFAS 158 required us to measure the funded status of each of our plans as of the date of our year-end statement of financial position. The measurement date for our plans was June 30, 2009.

We sponsor a number of qualified defined benefit pension plans primarily outside the United States. We also have an unfunded nonqualified pension plan covering certain executives that are based on targeted wage replacement percentages. We deposit funds for these plans, consistent with the requirements of local law, with insurance companies, third-party trustees, or into government-managed accounts and accrue for the unfunded portion of the obligation.

We aggregate all of our defined benefit plans for disclosure purposes, as the amounts that would be reported individually for our plans are considered insignificant.

There were no material plan amendments, benefit modifications or related events that took place during fiscal 2009 or fiscal 2008.

Change in benefit obligations, for the fiscal years ended June 30, were as follows (in millions):

	2009	2008
Benefit obligation at beginning of year	$308	$310
Service cost	15	18
Interest cost	13	15
Plan participants’ contributions	2	2
Amendments	(14)	—
Actuarial gains	(21)	(65)
Benefits paid	(38)	(8)
Exchange rate movements	(22)	38
Curtailments, settlements, and other	92	(2)

Benefit obligation at end of year	$335	$308

Change in plan assets, for the fiscal year ended June 30, were as follows (in millions):

	2009	2008
Fair value of plan assets at beginning of year	$246	$206
Actual return on plan assets	(1)	(5)
Employer contributions	26	24
Plan participants’ contributions	2	2
Benefits paid	(38)	(7)
Exchange rate movements	(21)	30
Curtailments, settlements, and other	62	(4)

Fair value of plan assets at end of year	276	246

Unfunded status	$(59)	$(62)

Noncurrent asset	$37	$27
Current liability	(3)	(20)
Noncurrent liability	(93)	(69)

Net obligation recognized in the statement of financial position	$(59)	$(62)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial unrecognized (gain) loss	$(40)	$(25)
Net prior service cost	2	13
Transition obligation	—	1

	$(38)	$(11)

The total accumulated benefit obligation, the accumulated benefit obligation (ABO) and fair value of plan assets for our defined benefit pension plans with accumulated benefit obligations in excess of plan assets, and the projected benefit obligation and fair value of plan assets for defined benefit pension plans with projected benefit obligations (PBO) in excess of plan assets, for the fiscal year ended June 30, were as follows (in millions):

	2009	2008
Accumulated Benefit Obligation	$293	$251
Plans with ABO in excess of plan assets
ABO	$164	$113
Fair value of plan assets	$96	$68
Plans with PBO in excess of plan assets
PBO	$265	$241
Fair value of plan assets	$169	$152

The components of pension expense along with the assumptions used to determine benefit obligations, for the fiscal year ended June 30, were as follows (in millions):

	2009	2008	2007
Service cost	$15	$19	$20
Interest cost	13	14	12
Expected return on plan assets	(10)	(11)	(9)
Amortization of prior service cost	1	2	2
Recognized net actuarial (gain) loss	(1)	1	2
Curtailments, settlements, and other losses	5	1	1

Net expense	$23	$26	$28

Weighted-average assumptions used to determine benefit obligations at June 30(a):
Discount rate	5.1%	4.7%	4.4%
Rate of compensation increase	3.7%	2.7%	2.8%
Weighted-average assumptions used to determine net expense for years ended June 30(b):
Discount rate	4.7%	4.3%	4.1%
Expected return on plan assets	5.1%	4.8%	5.3%
Rate of compensation increase	2.8%	2.9%	2.8%

(a)	Determined as of end of year.
(b)	Determined as of beginning of year and updated for remeasurements. Appropriate discount rates were used during 2009 to measure the effects of curtailments and plan amendments on various plans.

Estimated amounts to be amortized from Accumulated other comprehensive income into net periodic benefit cost during 2010 based on June 30, 2009 plan measurements, were as follows (in millions):

Amortization of prior service cost	$1
Amortization of transition obligation	—
Recognized net actuarial (gain)	(2)

$(1)

Discount Rate

We set the discount rate assumption annually for each of our retirement-related benefit plans at their respective measurement dates to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to address projected future benefits. The weighted average rate established discount rate used to calculate the defined benefit cost for our defined benefit pension plans was 4.7% for the fiscal year-end 2009.

Long-term Rate of Return on Plan Assets and Target Asset Allocations

To determine the expected long-term rate of return on plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. We apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return. While we give appropriate consideration to recent fund performance and historical returns, the assumptions are primarily long term, prospective rates of return. Plan fiduciaries set investment policies and strategies for the plan assets and oversee its investment allocation, which includes selecting investment managers and setting long-term strategic targets. Long-term strategic investment objectives include preserving the funded status of the plan and balancing risk and return. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range. Because of the diversity in practice between geographies and our different pension funds in how target allocations are determined, we have not supplied this information as it is not considered useful to the readers of the financial statements. The weighted average expected long-term rate of return on our defined benefit plans assets used to determine net pension expense for fiscal 2009 was 5.1% compared to 4.8% for fiscal 2008 and 5.3% in fiscal 2007.

Plan Assets

Plan assets are valued using quoted market prices when available. Assets for which quoted market prices are not available are valued using independent pricing vendors, dealer or counterparty supplied valuations and net asset values provided by fund managers or portfolio investment advisors whose fair value estimates may utilize appraisals of the underlying assets or discounted cash flow models.

Our defined benefit pension plans have the following asset allocations, as of their respective measurement dates in fiscal years ended June 30. “Other” category is comprised of insurance and similar contracts where contributions are managed by third parties to provide a return for the benefit of plan participants, at the discretion of the third party. The third parties invest in cash equivalents, equity securities, debt securities, and other investment categories based on the long-term cash flow needs of the related post-retirement plans. Investment returns realized by the third parties offset future contribution amounts.:

Asset Category	Plans Actual Percentage of Plan Assets
	2009	2008
Equity securities	5.0%	16.4%
Debt securities	4.8%	12.1%
Other	90.2%	71.5%

Total	100%	100%

Plan Funding Policy and Contributions

Our practice is to fund the various pension plans in amounts at least sufficient to meet the minimum requirements of local laws and regulations or to directly pay benefit payments where appropriate. We made pension contributions to the defined benefit pension plans, or made direct payments where appropriate, for the fiscal year ended June 30, as follows (in millions):

	June 30,
	2009	2008	2007
Pension plan contributions and direct payments to plan participants	$28	$31	$26

As of June 30, 2009, we do not have any contributions due, and we do not expect to make any discretionary contributions into the defined benefit pension plans. During fiscal 2010 we expect to contribute or pay benefits of approximately $28 million to our defined benefit pension plans.

Benefit Payments

The following benefit payments, which include assumptions related to estimated future employee service, as appropriate, are expected to be paid in the future (in millions):

Pension Benefits (a)
2010	$10
2011	$14
2012	$11
2013	$13
2014	$11
2015-2019	$86

(a)	Benefits for most non-U.S. pension plans are paid out of plan assets rather than our cash.

15.    Operating Segments

We design, manufacture, market and service network computing infrastructure solutions that consist of Server Products (hardware and software), Storage Products (hardware and software), Support Services (Support Services and Managed Services) and Professional and Educational Services. Our organization is primarily structured in a functional manner. During the periods presented, our Chief Executive Officer was identified as our Chief Operating Decision Maker (CODM) as defined by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (SFAS 131).

Our CODM manages our company based primarily on broad functional categories of sales, services, manufacturing, product development and engineering and marketing and strategy. Starting in fiscal 2008, our CODM reviews consolidated financial information on revenues and gross margins for systems and services and also reviews operating expenses. Our CODM does not use assets allocation for purposes of making decisions about allocating resources to the segment and assessing segment’s performance. Our Systems Group segment comprises our end-to-end networking architecture of computing products including our Server Products and Storage Products lines. Our Services Group segment comprises a full range of services to existing and new customers, including Support Services (Support Services and Managed Services) and Professional and Educational Services.

We have a Worldwide Operations (WWOPS) organization and a Global Sales and Services (GSS) organization that are responsible for the manufacturing and sale, respectively, of all of our products. The CODM holds GSS accountable for overall products and services revenue and margins on a consolidated level. GSS and WWOPS manage the majority of our accounts receivable and inventory, respectively.

Operating expenses are not allocated to the reportable segments. With the exception of goodwill, we do not identify or allocate assets by operating segment, nor does the CODM evaluate operating segments using discrete asset information. We do not report inter-segment revenue because the operating segments do not report it. We do not allocate interest and other income, interest expense, or taxes to operating segments.

Segment Information

The following table presents revenues and operating income (loss) for our segments (in millions):

	Systems Group	Services Group	Total
2009
Revenues	$6,704	$4,745	$11,449

Gross margin	$2,580	$2,151	$4,731
Goodwill and intangible asset impairment	$(1,460)		$(1,460)
Operating expenses			(5,507)

Operating (loss)			$(2,236)

2008
Revenues	$8,618	$5,262	$13,880

Gross margin	$3,950	$2,505	$6,455
Operating expenses			(6,083)

Operating income			$372

2007(1)
Revenues	$8,771	$5,102	$13,873

Gross margin	$3,960	$2,305	$6,265
Operating expenses			(5,956)

Operating income			$309

(1)	Reported segment operating income (loss) was adjusted to reflect a change in the measure of segment results used by our CODM. Starting in fiscal 2008, our CODM reviews revenue and gross margins for the systems and services segments. Our CODM also reviews total operating expenses and operating income (loss) at the consolidated level.

Systems product information

Our Systems product revenue is comprised of revenue from Server Products and Storage Products. Our Services revenue consists of sales from two classes of services: (1) Support Services (Support and Managed Services) and (2) Professional Services and Educational Services. Support Services are services that offer customers technical support, software and firmware updates, online tools, product repair and maintenance and preventive services for system, storage and software products. Managed services include on-site and remote monitoring and management for the components of their IT infrastructure, including operating systems, third-party and custom applications, databases, networks, security, storage and the web. Professional Services are services that enable customers to reduce costs and complexity, improve operational efficiency and build or transform their IT infrastructure. Professional Services include IT assessments, architectural services, implementation services and consolidation and migration services. Educational Services include training and certification for individuals and teams. The following table provides external revenue for similar classes of products and services for the last three fiscal years (in millions):

	2009	2008	2007
Server Products	$4,819	$6,264	$6,455
Storage Products	1,885	2,354	2,316

Total Systems products revenue	$6,704	$8,618	$8,771

Support Services	$3,648	$4,023	$3,962
Professional Services and Educational Services	1,097	1,239	1,140

Total services revenue	$4,745	$5,262	$5,102

Geographic information

Our significant operations outside the U.S. include manufacturing facilities, design centers and sales offices in Europe, the Asia Pacific (APAC), Canada and Latin America (International Americas) and Emerging Markets. Intercompany transfers between operating segments and geographic areas are primarily accounted for at prices that approximate arm’s length transactions. In fiscal 2009, 2008 and 2007, sales between segments are recorded at standard cost. Information regarding geographic areas at June 30 and for each of the years then ended, was as follows (in millions):

	U.S.	International Americas	Americas Total	Europe	Emerging Markets(1)	APAC	Total
2009
Sales to unaffiliated customers	$4,253	$306	$4,559	$3,763	$1,794	$1,333	$11,449
Long-lived assets (excluding investments and deferred tax assets)	$3,191	$2	$3,193	$384	$51	$11	$3,639

2008
Sales to unaffiliated customers	$5,198	$399	$5,597	$4,631	$1,969	$1,683	$13,880
Long-lived assets (excluding investments and deferred tax assets)	$4,875	$2	$4,877	$417	$93	$17	$5,404

2007
Sales to unaffiliated customers	$5,641	$323	$5,964	$4,449	$1,730	$1,730	$13,873
Long-lived assets (excluding investments and deferred tax assets)	$3,925	$70	$3,995	$791	$110	$72	$4,968

(1)	Emerging Markets consists primarily of China, Russia, India, Brazil, Mexico and United Arab Emirates.

Customer Information

Sales to Avnet, the largest distributor of our products, accounted for approximately 13%, 11%, and 11% of our net revenues in fiscal 2009, 2008 and 2007, respectively. In January 2007, Access Distribution, the largest distributor of our products at the time, was sold to Avnet by General Electric Company. The net revenue percentages for fiscal 2007 represent sales to Avnet and Access Distribution on a combined basis. No other customer accounted for more than 10% of our net revenues. Accounts receivable from Avnet and its subsidiaries in the aggregate was approximately 8% and 9% of total accounts receivable as of June 30, 2009 and 2008, respectively.

16.    Related Parties

In fiscal 2008 and 2007, we conducted transactions with Intuit, Inc. (Intuit), a company considered to be a related party. Stephen Bennett was the President and Chief Executive Officer of Intuit until January 2008, and was appointed a member of our Board of Directors effective June 2004. Since Mr. Bennett’s appointment through January 1, 2008, the amount of net revenues and expenses recognized for Intuit were not material.

In fiscal 2008 and 2007, we conducted transactions with Flextronics International Ltd. and its subsidiaries (Flextronics), entities considered to be related parties. Michael Marks was the Chairman of Flextronics’s Board of Directors until January 10, 2008, and was appointed a member of our Board of Directors effective April 2007. During fiscal 2008 through January 10, 2008, we recognized approximately $18 million in net revenue and approximately $2 million in expenses with Flextronics. The amount of fiscal 2007 net revenues and expenses recognized since Mr. Mark’s appointment were not material.

17.    Subsequent Events

Borrowing Arrangements (audited)

On August 17, 2009, we repaid the last tranche of our Senior Notes of $550 million plus accrued interest. In addition, the related interest rate swap was settled.

On August 5, 2009, we gave notice to the holders of our Convertible Notes of an anticipated fundamental change and the holders’ ability to convert, in accordance with the indentures governing the Convertible Notes. The notice was given in contemplation of the closing of the proposed acquisition by Oracle through the merger of a wholly-owned subsidiary of Oracle with and into us.

Borrowing Arrangements (unaudited)

On January 26, 2010, we entered into supplemental indentures with U.S. Bank National Association (the “Trustee”) in relation to our Convertible Notes. These supplemental indentures amended the consideration to be paid upon conversion of the Convertible Notes in connection with Oracle acquiring us.

On January 27, 2010, we entered into note purchase agreements pursuant to which we agreed to purchase $350 million aggregate principal amount of the 2012 Convertible Notes and $350 million aggregate principal amount of the 2014 Convertible Notes from KKR PEI Solar Holdings I, Ltd., KKR PEI Solar Holdings II, Ltd. and Citibank, N.A. (collectively, the “Sellers”). On January 28, 2010, we paid to the Sellers the aggregate principal amounts outstanding under each series of Convertible Notes, plus any accrued and unpaid interest on these Convertible Notes, and received a satisfaction and discharge under the supplemental indentures from the Trustee.

On January 28, 2010, in connection with the repayment of the Convertible Notes, we terminated two convertible bond hedges from Credit Suisse International (“Credit Suisse”), one for each series of the Convertible Notes. On January 29, 2010, we also terminated the warrants issued to Credit Suisse, which entitled Credit Suisse to purchase shares of our common stock.

Change in Control (unaudited)

On January 26, 2010, pursuant to the terms of the merger agreement as described in Note 1 to the Consolidated Financial Statements, Oracle completed its acquisition of all our common stock and we became a wholly owned subsidiary of Oracle (“Merger”) and were renamed “Oracle America, Inc.”

18.    Quarterly Financial Data (Unaudited)

Our first three quarters in fiscal 2009 ended on September 28, December 28 and March 29 and in fiscal 2008 ended on September 30, December 30 and March 30. Our fourth quarter ends on June 30.

The following tables contain selected unaudited Consolidated Statement of Operations data for each quarter of fiscal 2009 and 2008 (in millions, except per share amounts):

	Fiscal 2009 Quarter Ended
	September 28(2)	December 28	March 29	June 30(3)(4)
Net revenues	$2,990	$3,220	$2,614	$2,625
Gross margin	1,201	1,350	1,116	1,064
Operating loss	(1,650)	(199)	(169)	(218)
Net loss	(1,682)	(218)	(208)	(154)
Net loss per common share, basic and diluted(1)	(2.24)	(0.29)	(0.28)	(0.21)
Weighted average shares outstanding, basic and diluted	749	743	745	749

	Fiscal 2008 Quarter Ended
	September 30	December 30	March 30	June 30
Net revenues	$3,219	$3,615	$3,266	$3,780
Gross margin	1,561	1,753	1,468	1,673
Operating income (loss)	63	262	(16)	63
Net income (loss)	85	256	(38)	84
Net income (loss) per common share(1):
Basic	0.10	0.32	(0.05)	0.11
Diluted	0.10	0.31	(0.05)	0.11
Weighted average shares outstanding:
Basic	866	806	785	772
Diluted	884	826	785	776

(1)	Net income (loss) per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual per common share information.
(2)	Includes impairment of goodwill of $1,445 million. See Note 7.
(3)	Includes fourth quarter adjustment of approximately $23 million related to depreciation in prior periods, which is deemed immaterial to current and prior periods.
(4)	Includes vendor claims and impairment of intellectual property of our next generation microprocessor of $30 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Oracle Corporation and the Stockholders of Oracle America, Inc. (formerly known as Sun Microsystems, Inc.)

We have audited the accompanying consolidated balance sheets of Oracle America, Inc. (formerly known as Sun Microsystems, Inc.) as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oracle America, Inc. (formerly known as Sun Microsystems, Inc.) at June 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on July 1, 2009, Oracle America, Inc. (formerly known as Sun Microsystems, Inc.) adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and retrospectively adjusted all periods presented in the consolidated financial statements to reflect its adoption. As discussed in Note 10 to the consolidated financial statements, in fiscal year 2008, Oracle America, Inc. (formerly known as Sun Microsystems, Inc.) changed its method of accounting for uncertain tax positions in accordance with guidance provided in Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”.

/s/ ERNST & YOUNG LLP

San Jose, California

August 28, 2009, except with respect to the retrospective adoption of accounting principles described in Note 2, Adjustment for Retrospective Application of Accounting Pronouncement, to the consolidated financial statements, as to which the date is April 7, 2010.